Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 29, 2018

among

MICROCHIP TECHNOLOGY INCORPORATED

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., HSBC BANK USA, N.A., BMO HARRIS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, SUNTRUST BANK, MUFG BANK, LTD., FORMERLY KNOWN AS THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., FIFTH THIRD BANK, ROYAL BANK OF CANADA, DBS BANK LTD., MIZUHO BANK, LTD., BNP PARIBAS and THE BANK OF NOVA SCOTIA,

as Co-Syndication Agents

and

BBVA COMPASS and CITIZENS BANK, N.A.

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED, HSBC SECURITIES (USA) INC., BMO CAPITAL MARKETS CORP., U.S. BANK NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC., MUFG BANK, LTD., FORMERLY KNOWN AS THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., FIFTH THIRD BANK, ROYAL BANK OF CANADA, DBS BANK LTD., MIZUHO BANK, LTD., BNP PARIBAS SECURITIES CORP. and THE BANK OF NOVA SCOTIA,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

SCHEDULES:

Schedule 1.01 – Auction Procedures

Schedule 2.01 – Commitments

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Intercreditor Agreement

Exhibit C – Form of Increasing Lender Supplement

Exhibit D – Form of Augmenting Lender Supplement

Exhibit E – List of Closing Documents

Exhibit F – Form of Subsidiary Guaranty

Exhibit G-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)

Exhibit G-2 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)

Exhibit G-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

Exhibit G-4 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)

Exhibit H-1 – Form of Borrowing Request

Exhibit H-2 – Form of Interest Election Request

Exhibit I – Form of Security Agreement

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 29, 2018, among MICROCHIP TECHNOLOGY INCORPORATED, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Amended and Restated Credit Agreement, dated as of May 18, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Initial Term Lenders (as defined below) party hereto and the Administrative Agent have entered into this Agreement pursuant to Section 2.20 of the Existing Credit Agreement in order to (i) provide Initial Term Loans (as defined below) in an aggregate principal amount of $3,000,000,000, the proceeds of which shall be used to finance in part the Microsemi Acquisition (as defined below), to refinance indebtedness of Microsemi (as defined below) and to pay fees and expenses incurred in connection with the Microsemi Acquisition and the financing thereof pursuant to this Agreement; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement and evidence the Initial Term Loans as part of the Obligations, which shall be repayable in accordance with the terms of this Agreement; and (iii) amend and restate the Existing Credit Agreement in its entirety in order to, among other things, give effect to the Initial Term Commitments, the Initial Term Loans and the consummation of the Microsemi Acquisition on the Microsemi Acquisition Closing Date (as defined below);

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower and the Subsidiaries outstanding thereunder and evidence the obligations and liabilities with respect to the Initial Term Loans, which shall be payable in accordance with the terms hereof;

WHEREAS, pursuant to Section 2.20 of the Existing Credit Agreement, it is also the intent of the Borrower and the Subsidiary Guarantors to amend and restate the Subsidiary Guaranty and the Security Agreement to give effect to Initial Term Commitments and the Initial Term Loans and the consummation of the Microsemi Acquisition on the Microsemi Acquisition Closing Date and to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Term Loan Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement; and

WHEREAS, WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., HSBC BANK USA, N.A., BMO HARRIS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, SUNTRUST BANK, MUFG BANK, LTD., FORMERLY KNOWN AS THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., FIFTH THIRD BANK, ROYAL BANK OF CANADA, DBS BANK LTD., MIZUHO BANK, LTD., BNP PARIBAS and THE BANK OF NOVA SCOTIA, act as Co-Syndication Agents, and BBVA COMPASS and CITIZENS BANK, N.A., act as Co-Documentation Agents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the 2020 Maturity Date and the date of termination of the 2020 Revolving Commitments.

“2020 Dollar Reduction Amount” has the meaning assigned to such term in Section 2.09(d)(i).

“2020 Dollar Tranche Commitment” means, with respect to each 2020 Dollar Tranche Lender, the commitment of such 2020 Dollar Tranche Lender to make 2020 Dollar Tranche Revolving Loans and to acquire participations in Dollar Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each 2020 Dollar Tranche Lender’s 2020 Dollar Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such 2020 Dollar Tranche Lender shall have assumed its 2020 Dollar Tranche Commitment, as applicable. The aggregate principal amount of the 2020 Dollar Tranche Commitments on the Restatement Effective Date is $39,562,500.

“2020 Dollar Tranche Lender” means a Lender with a 2020 Dollar Tranche Commitment or holding 2020 Dollar Tranche Revolving Loans.

“2020 Dollar Tranche Revolving Borrowing” means a Borrowing comprised of 2020 Dollar Tranche Revolving Loans.

“2020 Dollar Tranche Revolving Credit Exposure” means, with respect to any 2020 Dollar Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such 2020 Dollar Tranche Lender’s 2020 Dollar Tranche Revolving Loans and its Dollar Tranche LC Exposure.

“2020 Dollar Tranche Revolving Loan” means a Loan made by a 2020 Dollar Tranche Lender pursuant to Section 2.01(a). Each 2020 Dollar Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“2020 Maturity Date” means February 4, 2020.

“2020 Multicurrency Reduction Amount” has the meaning assigned to such term in Section 2.09(d)(ii).

“2020 Multicurrency Tranche Commitment” means, with respect to each 2020 Multicurrency Tranche Lender, the commitment of such 2020 Multicurrency Tranche Lender to make 2020 Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each 2020 Multicurrency Tranche Lender’s 2020 Multicurrency Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such 2020 Multicurrency Tranche Lender shall have assumed its 2020 Multicurrency Tranche Commitment, as applicable. The aggregate principal amount of the 2020 Multicurrency Tranche Commitments on the Restatement Effective Date is $204,700,000.

“2020 Multicurrency Tranche Lender” means a Lender with a 2020 Multicurrency Tranche Commitment or holding 2020 Multicurrency Tranche Revolving Loans.

“2020 Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of 2020 Multicurrency Tranche Revolving Loans.

“2020 Multicurrency Tranche Revolving Credit Exposure” means, with respect to any 2020 Multicurrency Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such 2020 Multicurrency Tranche Lender’s 2020 Multicurrency Tranche Revolving Loans and its Multicurrency Tranche LC Exposure and its Swingline Exposure at such time.

“2020 Multicurrency Tranche Revolving Loan” means a Loan made by a 2020 Multicurrency Tranche Lender pursuant to Section 2.01(c). Each 2020 Multicurrency Tranche Revolving Loan shall be a Eurocurrency Loan denominated in an Agreed Currency or an ABR Loan denominated in Dollars.

“2020 Revolving Borrowing” means 2020 Revolving Loans made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“2020 Revolving Commitments” means, collectively, the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments.

“2020 Revolving Lender” means a 2020 Dollar Tranche Lender or a 2020 Multicurrency Tranche Lender and “2020 Revolving Lenders” means, collectively, the 2020 Dollar Tranche Lenders and the 2020 Multicurrency Tranche Lenders.

“2020 Revolving Loan” means a 2020 Dollar Tranche Revolving Loan or a 2020 Multicurrency Tranche Revolving Loan and “2020 Revolving Loans” means, collectively, the 2020 Dollar Tranche Revolving Loans and the 2020 Multicurrency Tranche Revolving Loans.

“2023 Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the 2023 Maturity Date and the date of termination of the 2023 Revolving Commitments.

“2023 Dollar Tranche Commitment” means, with respect to each 2023 Dollar Tranche Lender, the commitment of such 2023 Dollar Tranche Lender to make 2023 Dollar Tranche Revolving Loans and to acquire participations in Dollar Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09 or Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each 2023 Dollar Tranche Lender’s 2023 Dollar Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement)

pursuant to which such 2023 Dollar Tranche Lender shall have assumed its 2023 Dollar Tranche Commitment, as applicable. The aggregate principal amount of the 2023 Dollar Tranche Commitments on the Restatement Effective Date is $175,000,000.

“2023 Dollar Tranche Lender” means a Lender with a 2023 Dollar Tranche Commitment or holding 2023 Dollar Tranche Revolving Loans.

“2023 Dollar Tranche Revolving Borrowing” means a Borrowing comprised of 2023 Dollar Tranche Revolving Loans.

“2023 Dollar Tranche Revolving Credit Exposure” means, with respect to any 2023 Dollar Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such 2023 Dollar Tranche Lender’s 2023 Dollar Tranche Revolving Loans and its Dollar Tranche LC Exposure.

“2023 Dollar Tranche Revolving Loan” means a Loan made by a 2023 Dollar Tranche Lender pursuant to Section 2.01(b). Each 2023 Dollar Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.

“2023 Maturity Date” means May 18, 2023.

“2023 Multicurrency Tranche Commitment” means, with respect to each 2023 Multicurrency Tranche Lender, the commitment of such 2023 Multicurrency Tranche Lender to make 2023 Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09 or Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each 2023 Multicurrency Tranche Lender’s 2023 Multicurrency Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such 2023 Multicurrency Tranche Lender shall have assumed its 2023 Multicurrency Tranche Commitment, as applicable. The aggregate principal amount of the 2023 Multicurrency Tranche Commitments on the Restatement Effective Date is $3,425,000,000.

“2023 Multicurrency Tranche Lender” means a Lender with a 2023 Multicurrency Tranche Commitment or holding 2023 Multicurrency Tranche Revolving Loans.

“2023 Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of 2023 Multicurrency Tranche Revolving Loans.

“2023 Multicurrency Tranche Revolving Credit Exposure” means, with respect to any 2023 Multicurrency Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such 2023 Multicurrency Tranche Lender’s 2023 Multicurrency Tranche Revolving Loans and its Multicurrency Tranche LC Exposure and its Swingline Exposure at such time.

“2023 Multicurrency Tranche Revolving Loan” means a Loan made by a 2023 Multicurrency Tranche Lender pursuant to Section 2.01(d). Each 2023 Multicurrency Tranche Revolving Loan shall be a Eurocurrency Loan denominated in an Agreed Currency or an ABR Loan denominated in Dollars.

“2023 Revolving Borrowing” means 2023 Revolving Loans made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“2023 Revolving Commitments” means, collectively, the 2023 Dollar Tranche Commitments and the 2023 Multicurrency Tranche Commitments.

“2023 Revolving Lender” means a 2023 Dollar Tranche Lender or a 2023 Multicurrency Tranche Lender and “2023 Revolving Lenders” means, collectively, the 2023 Dollar Tranche Lenders and the 2023 Multicurrency Tranche Lenders.

“2023 Revolving Loan” means a 2023 Dollar Tranche Revolving Loan or a 2023 Multicurrency Tranche Revolving Loan and “2023 Revolving Loans” means, collectively, the 2023 Dollar Tranche Revolving Loans and the 2023 Multicurrency Tranche Revolving Loans.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.20(c).

“Additional Adjustments” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(a).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Domestic Subsidiary” means any Domestic Subsidiary that is a subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Intralinks or other electronic platform site established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other Foreign Currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable discretion and (z) that is agreed to by the Administrative Agent and each of the Multicurrency Tranche Lenders.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4 year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid to all lenders of such Indebtedness; provided further that, with respect to any Loans of an applicable Class that includes a Eurocurrency rate floor or Alternate Base Rate floor, (1) to the extent that the applicable reference rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the reference rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Percentage” means (a) with respect to any Multicurrency Tranche Lender, its Multicurrency Tranche Percentage, (b) with respect to any Dollar Tranche Lender, its Dollar Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Pledged Equity” ” has the meaning assigned to such term in Section 5.09(b).

“Applicable Rate” means:

(a) in the case of Initial Term Loans, (i) with respect to any Eurocurrency Loans, 2.00% and (ii) in the case of ABR Loans, 1.00%; and

(b) in the case of Revolving Loans, (i) with respect to any Eurocurrency Loan or any ABR Loan made by a 2020 Revolving Lender or with respect to the commitment fees payable hereunder to a 2020 Revolving Lender, as the case may be, the applicable rate per annum set forth below in Table 1 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Senior Leverage Ratio applicable on such date and (ii) with respect to any Eurocurrency Loan or any ABR Loan made by a 2023 Revolving Lender or with respect to the commitment fees payable hereunder to a 2023 Revolving Lender, as the case may be, the applicable rate per annum set forth below in Table 2 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Senior Leverage Ratio applicable on such date and:

Table 1

	Senior Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.75 to 1.00	1.25%	0.25%	0.20%
Category 2:	> 0.75 to 1.00 but < 1.50 to 1.00	1.50%	0.50%	0.25%
Category 3:	> 1.50 to 1.00 but < 2.00 to 1.00	1.75%	0.75%	0.30%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	2.00%	1.00%	0.35%
Category 5:	> 2.50 to 1.00	2.25%	1.25%	0.40%

Table 2

	Senior Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.75 to 1.00	1.00%	0.00%	0.20%
Category 2:	> 0.75 to 1.00 but < 1.50 to 1.00	1.25%	0.25%	0.25%
Category 3:	> 1.50 to 1.00 but < 2.00 to 1.00	1.50%	0.50%	0.30%
Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.75%	0.75%	0.35%
Category 5:	> 2.50 to 1.00	2.00%	1.00%	0.40%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Restatement Effective Date (unless such Financials demonstrate that Category 2, 3, 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any asset sale (including any sale pursuant to Section 6.03(a)(xvii) consummated prior to the Microsemi Acquisition Closing Date) or other dispositions of property, provided that “Asset Sale” shall not include (i) any sale or disposition by the Borrower or a Subsidiary to the Borrower or a Subsidiary, (ii) the use, sales or dispositions of cash and cash equivalents, (iii) any other sale or disposition described in clause (iv)(A)-(C), (vii), (viii), (ix), (x), (xii), (xiii), (xiv) of Section 6.03(a) and (iv) any sale of disposition of assets or property that have a fair market value less than or equal to $20.0 million for any such sale or disposition.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction Procedures” means the auction procedures with respect to Dutch Auctions set forth in Schedule 1.01 hereto.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Microchip Technology Incorporated, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit H-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“CAM” means the mechanism for the allocation and exchange of interests in the Designated Obligations and collections thereunder established under Article X.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII with respect to the Borrower or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Amount (as so determined) of the Designated Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Capital Expenditures” means, for any period, without duplication, all capital expenditures of the Borrower and its Subsidiaries (including software development costs and acquisitions of Intellectual Property to the extent the cost thereof is treated as a capital expenditures in accordance with GAAP) that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Restatement Effective Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for stockholder consideration by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved.

“Change in Law” means the occurrence, after the Restatement Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Tranche Revolving Loans, 2020 Dollar Tranche Revolving Loans, 2023 Dollar Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, 2020 Multicurrency Tranche Revolving Loans, 2023 Multicurrency Tranche Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Dollar Tranche Commitment, a 2020 Dollar Tranche Commitment, a 2023 Dollar Tranche Commitment, a Multicurrency Tranche Commitment, a 2020 Multicurrency Tranche Commitment, a 2023 Multicurrency Tranche Commitment or a Term Loan Commitment and (c) any Lender, refers to whether such Lender is a Multicurrency Tranche Lender, a 2020 Multicurrency Tranche Lender, a 2023 Multicurrency Tranche Lender, a Dollar Tranche Lender, a 2020 Dollar Tranche Lender, a 2023 Dollar Tranche Lender or a Term Lender.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agent” means each of Compass Bank and Citizens Bank, N.A. in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.

“Collateral” means any and all property owned, leased or operated by a Person (including, without limitation, the Pledged Equity) that is subject to a security interest pursuant to the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, to secure the Obligations, in each case other than the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreements and all other agreements, reaffirmations, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, financing statements and all other written matter whether heretofore, now, or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Dollar Tranche Commitment, Multicurrency Tranche Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Letter” means that certain the commitment letter dated March 1, 2018 between the Borrower, JPMorgan Chase Bank, N.A. and the other financial institutions party thereto, as amended, restated, modified or supplemented.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Computation Date” is defined in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of acquired technology and intangible assets), (v) extraordinary or non-recurring expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, (vii) non-cash losses, charges or expenses, including non-cash impairment of goodwill and intangible assets (excluding any write-down of current assets and any such non-cash losses, charges or expenses to the extent that such loss, charge or expense represents an accrual of or reserve for a future cash loss, charge or expense, but including recognition of acquired deferred revenue written down to the extent required under GAAP), (viii) in connection with any Permitted Acquisition, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses paid in connection with such acquisition, all to the extent incurred within twelve (12) months of the completion of such acquisition, (ix) other income and expense as shown on the Borrower’s consolidated statement of income, and (x) loss on investments accounted for under equity accounting, minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, and (5) gains on investments accounted for under equity accounting, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period to the extent such Pro Forma Basis calculation is based on the audited financial statements of the assets or Person being acquired. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Subsidiary of the Borrower.

“Consolidated Senior Indebtedness” means, as of the date of any determination thereof, Consolidated Total Indebtedness less Subordinated Indebtedness of the Borrower and its Subsidiaries, in each case calculated on a consolidated basis as of such date in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries (with the amount of such guarantee being determined in accordance with the last sentence of the definition of Guarantee).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. A Person shall not be deemed to control another Person through the ability to exercise voting power unless such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person.

“Convertible Debt Security” means any debt security the terms of which provide for the conversion thereof into Equity Interests, cash or a combination of Equity Interests and cash.

“Co-Syndication Agents” means each of Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, N.A., BMO Harris Bank, N.A., U.S. Bank National Association, SunTrust Bank, MUFG Bank, Ltd., Formerly Known As The Bank of Tokyo-Mitsubishi UFJ, Ltd., Fifth Third Bank, Royal Bank of Canada, DBS Bank Ltd., Mizuho Bank, Ltd., BNP Paribas and The Bank of Nova Scotia in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Declined Proceeds” has the meaning set forth in Section 2.11(c)(ii)(F).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans funded by the Revolving Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all commitment fees and Letter of Credit participation fees.

“Designated Persons” means a person or entity (a) listed in any Sanctions Laws and Regulations-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) operating, organized or resident in a Sanctioned Country or (c) owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Disclosure Letter” means the disclosure letter, dated as of the Term Loan Effective Date, as amended or supplemented from time to time by Borrower with the written consent of the Administrative Agent, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollar Commitment Redesignation” has the meaning assigned to such term in Section 2.09(d)(i).

“Dollar Tranche Commitment” means a 2020 Dollar Tranche Commitment or a 2023 Dollar Tranche Commitment, and “Dollar Tranche Commitments” means both 2020 Dollar Tranche Commitments and 2023 Dollar Tranche Commitments.

“Dollar Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Dollar Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Dollar Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Dollar Tranche LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Dollar Tranche Lender” means a 2020 Dollar Tranche Lender or a 2023 Dollar Tranche Lender, and “Dollar Tranche Lenders” means both 2020 Dollar Tranche Lenders and 2023 Dollar Tranche Lenders.

“Dollar Tranche Letter of Credit” means any letter of credit issued under the Dollar Tranche Commitments pursuant to this Agreement.

“Dollar Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate Dollar Tranche Commitments of all Dollar Tranche Lenders (if the Dollar Tranche Commitments of any Class have terminated or expired, the Dollar Tranche Percentages in respect of such Class shall be determined based upon the Dollar Tranche Commitments of such Class most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Dollar Tranche Commitment shall be disregarded in the calculation.

“Dollar Tranche Revolving Borrowing” means a Borrowing comprised of Dollar Tranche Revolving Loans of any Class.

“Dollar Tranche Revolving Loan” means any 2020 Dollar Tranche Revolving Loan or 2023 Dollar Tranche Revolving Loan.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Pledge Subsidiary” means each Domestic Subsidiary, but excluding, for the avoidance of doubt, but only to the extent such Subsidiary is a Foreign Sub Holdco, Microchip Technology LLC, a Delaware limited liability company, and Silicon Storage Technology LLC, a Delaware limited liability company.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, other than a Foreign Sub Holdco.

“Dutch Auction” means an auction conducted by the Borrower or any Subsidiary in order to purchase Term Loans as contemplated by Section 9.04(e), as applicable, in accordance with the Auction Procedures.

“ECF Payment” has the meaning set forth in Section 2.11(c)(ii)(C).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Enterprise Transformative Event” means any material acquisition or Investment, in each such case, by the Borrower or any of its Subsidiaries in or with a third party that is not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or notices issued or promulgated by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing. Notwithstanding the foregoing, neither Convertible Debt Securities nor Permitted Call Spread Swap Agreements shall constitute Equity Interests.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or endangered or in critical status within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means, with respect to any property or other assets, any of the following: (a) any loss, destruction or damage of such property or other assets or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property or other assets, or confiscation of such property or other assets, in each case, giving rise to the receipt by Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards; provided that an Event of Loss shall not include (i) any loss, destruction or damage to property or assets, or condemnation or seizure of property or assets, having a fair market value less than or equal to $20.0 million, or (ii) cash receipts of insurance or condemnation awards received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person or its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Excess Cash Flow” means, for any fiscal year, an amount equal to (in each case determined for the Borrower and its Subsidiaries on a consolidated basis):

(a)	the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year;

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense, to the extent deducted in determining such Consolidated Net Income for such fiscal year;

(iii) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa) other than any such decreases arising from acquisitions by the Borrower and its Subsidiaries (other than in the ordinary course of business) completed during such fiscal year or the application of recapitalization or purchase accounting;

(iv) the amount of any income tax expense, including penalties and interest, to the extent deducted in determining such Consolidated Net Income (or net loss) of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year, exceeding the amount of cash taxes (including penalties and interest) paid or set aside or payable in such fiscal year; and

(v) cash payments received in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

minus

(b)	the sum, without duplication, of:

(i) the amount of all non-cash gains and non-cash credits, in each case, included in arriving at such Consolidated Net Income for such fiscal year;

(ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) other than any such increases arising from acquisitions by the Borrower and its Subsidiaries (other than in the ordinary course of business) completed during such fiscal year of the application of recapitalization or purchase accounting;

(iii) the aggregate amount of Capital Expenditures by the Borrower and its Subsidiaries made in cash for such fiscal year to the extent not financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short-term Indebtedness) and to the extent not already deducted in arriving at such Consolidated Net Income for such fiscal year;

(iv) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such fiscal year and to the extent not already deducted in arriving at such Consolidated Net Income for such fiscal year;

(v) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Subsidiaries during such fiscal year, except for (i) repayments of any revolving loans that are not accompanied by a corresponding permanent reduction of commitments thereunder, (ii) payments made pursuant to Section 2.11(a) and purchases made pursuant to Section 9.04(e) and (iii) payments financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short-term Indebtedness);

(vi) the aggregate amount of cash payments by the Borrower and its Subsidiaries during such fiscal year in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness to the extent not financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any revolving credit facility or similar facility or other short-term Indebtedness);

(vii) the amount of any Investments made during such fiscal year to the extent otherwise permitted under Section 6.04, except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);

(viii)    cash expenditures in respect of Swap Agreements during such fiscal year to the extent not already deducted in arriving at such Consolidated Net Income;

(ix)    the aggregate amount of any premium, make-whole or penalty payments paid in cash by the Borrower and its Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness);

(x)    without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to the date on which the ECF Payment for such fiscal year is due relating to Investments permitted by Section 6.04, Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following such date except to the extent intended to be financed with the proceeds of an incurrence of Indebtedness (other than extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness); provided that to the extent the aggregate amount utilized to finance such Investments permitted by Section 6.04, Permitted Acquisitions, Capital Expenditures or acquisitions during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;

(xi)    the aggregate amount of all cash Restricted Payments of the Borrower and its Subsidiaries made during such fiscal year for the distribution of quarterly dividends permitted under Section 6.07(l);

(xii)    the amount representing accrued expenses for cash payments that are not paid in cash during such fiscal year; provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash after the end of such fiscal year (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period); and

(xiii) cash payments during such fiscal year in respect of non-cash items expensed in a prior fiscal year but not reducing Excess Cash Flow as calculated for such prior fiscal year.

“Exchange Rate” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Excluded Assets” means, collectively: (i) any fee-owned real property and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable law, rule or regulation or agreements with any governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) Equity Interests in any entity other than wholly-owned Subsidiaries to the extent not permitted by the terms of such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (v) assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) with a value of less than $10,000,000 and commercial tort claims with a value of less than $10,000,000, (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease or similar arrangement, and any security deposit in connection therewith, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) security deposits, cash collateral accounts, trust accounts, payroll accounts, accounts used for employee withholding tax and benefit payments, custodial accounts, escrow accounts and other similar deposit or securities accounts, (viii) foreign assets (other than pledges of 65% of the Equity Interest in any Foreign Pledge Subsidiary as contemplated by this Agreement), (ix) Margin Stock, (x) all voting Equity Interests in any Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code or Foreign Sub Holdco in excess of 65% of the outstanding voting Equity Interests of such Person, (xi) notwithstanding anything to the contrary in any Loan Document, but only to the extent such Subsidiary is a Foreign Sub Holdco, all Equity Interests in Microchip Technology LLC, a Delaware limited liability company, and Silicon Storage Technology LLC, a Delaware limited liability company, (xii) any asset or property right of any Loan Party of any nature if the grant of such security interest shall constitute or result in (1) the abandonment, invalidation or unenforceability of such asset or property right or such Loan Party’s loss of use of such asset or property right or (2) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law) to which such Loan Party is party; provided that in any event, immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Excluded Assets” shall not include all such rights and interests, (xiii) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent and (xiv) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income (i) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are otherwise Other Connection Taxes;

(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located;

(c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes (x) resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) or (y) attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f); and

(d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Revolving Loans” shall have the meaning assigned to such term in Section 2.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries (other than an Affected Domestic Subsidiary) directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Exposure” has the meaning assigned to such term in Section 2.11(b).

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Multicurrency Tranche Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $250,000,000.

“Foreign Pledge Subsidiary” means each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Foreign Sub Holdco” means any Subsidiary organized under the laws of a jurisdiction located in the United States of America substantially all of the assets of which consists of stock (or stock and debt obligations owed or treated as owed) in one or more “controlled foreign corporations” as defined in Section 957 of the Code and/or one or more Subsidiaries described in this definition.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any indemnification obligations entered into in the ordinary course of business. The amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determined amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing person’s maximum reasonably anticipated liability in respect thereof determined by such person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, friable asbestos, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.20(b).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20(f).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable, intercompany charges of expenses and other accrued obligations, in each case incurred in the ordinary course of business and (ii) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing and for avoidance of doubt, obligations arising from Swap Agreements or any Permitted Call Spread Swap Agreement shall not be considered Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Term Commitments” means, with respect to each Initial Term Lender, the aggregate commitment of such Initial Term Lender to make Initial Term Loans on the Microsemi Acquisition Closing Date, as such commitment (a) may be reduced or terminated from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Initial Term Lender’s Initial Term Commitment as of the Term Loan Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Initial Term Lender shall have assumed its Initial Term Commitment, as applicable. The aggregate principal amount of the Initial Term Commitments on the Term Loan Effective Date is $3,000,000,000.

“Initial Term Lender” means a Lender holding Initial Term Commitments or Initial Term Loans.

“Initial Term Loan” means any term loan made pursuant to Section 2.01(e) utilizing the Initial Term Commitments.

“Initial Term Loan Maturity Date” means May 29, 2025 or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form attached as Exhibit B or such other intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower.

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.11(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit H-2.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the 2023 Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means, collectively, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Merrill Lynch Pierce Fenner & Smith Incorporated, HSBC Securities (USA) Inc., BMO Capital Markets Corp., U.S. Bank National Association, SunTrust Robinson Humphrey, Inc., MUFG Bank, Ltd., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd., Fifth Third Bank, Royal Bank of Canada, DBS Bank Ltd., Mizuho Bank, Ltd., BNP Paribas Securities Corp. and The Bank of Nova Scotia.

“Joint Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Merrill Lynch Pierce Fenner & Smith Incorporated, HSBC Securities (USA) Inc., BMO Capital Markets Corp., U.S. Bank National Association, SunTrust Robinson Humphrey, Inc., MUFG Bank, Ltd., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd., Fifth Third Bank, Royal Bank of Canada, DBS Bank Ltd., Mizuho Bank, Ltd., BNP Paribas Securities Corp. and The Bank of Nova Scotia.

“Junior Convertible Notes” means the Borrower’s 2.250% Convertible Junior Subordinated Notes due 2037 issued pursuant to the terms of the Indenture dated as of February 15, 2017 by and between the Borrower and Wells Fargo Bank, National Association, as trustee.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time and the LC Exposure of any Dollar Tranche Lender at any time shall be its Dollar Tranche Percentage of the total Dollar Tranche LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01, including the Persons that are “Lenders” under the Existing Credit Agreement as of the Term Loan Effective Date, and any other Person that shall have become a Lender hereunder pursuant to Section 2.20, Section 2.23 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any Multicurrency Tranche Letter of Credit or Dollar Tranche Letter of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such currency and Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate for such currency and such Interest Period at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.20(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c)

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Subsidiary Guaranty, the Collateral Documents, and all other agreements, instruments, reaffirmations and fee letters executed and delivered to, or in favor of, the Administrative Agent or any Lenders in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time (i) in the case of the Multicurrency Tranche Lenders of any Class, Lenders having 2020 Multicurrency Tranche Revolving Credit Exposures or 2023 Multicurrency Tranche Revolving Credit Exposures, as the case may be, and unused Multicurrency Tranche Commitments of such Class representing more than 50% of the sum of the aggregate 2020 Multicurrency Tranche Revolving Credit Exposures or aggregate 2023 Multicurrency Tranche Revolving Credit Exposures, as the case may be, and the aggregate unused Multicurrency Tranche Commitments of such Class at such time, (ii) in the case of the Dollar Tranche Lenders of any Class, Lenders having 2020 Dollar Tranche Revolving Credit Exposures or 2023 Dollar Tranche Revolving Credit Exposures, as the case may be, and unused Dollar Tranche Commitments of such Class representing more than 50% of the sum of the aggregate 2020 Dollar Tranche Revolving Credit Exposures or 2023 Dollar Tranche Revolving Credit Exposures, as the case may be, and the aggregate unused Dollar Tranche Commitments of such Class at such time and (iii) in the case of the Term Lenders, Lenders having outstanding Term Loans representing more than 50% of the sum of the aggregate principal amount of all Term Loans outstanding at such time.

“Margin Stock” means “margin stock” as defined under Regulation U promulgated by the Federal Reserve Bank.

“Material Acquisition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole (b) the validity or enforceability of this Agreement or any and all other Loan Documents or (c) the rights or remedies of the Administrative Agent and the Lenders under this Agreement and all other Loan Documents taken as a whole.

“Material Disposition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Domestic Subsidiary” means each Domestic Subsidiary (excluding, for purposes of determining Subsidiary Guarantors, any Affected Domestic Subsidiary) (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than ten percent (10%) of Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries (excluding, for purposes of determining Subsidiary Guarantors, Affected Domestic Subsidiaries) that are not Material Domestic Subsidiaries exceeds fifteen percent (15%) of Consolidated EBITDA for any such period or fifteen percent (15%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or net obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiaries”, collectively, means Material Domestic Subsidiaries and Material Foreign Subsidiaries.

“Maturity Date” means the 2020 Maturity Date, the 2023 Maturity Date or the Initial Term Loan Maturity Date, as applicable.

“Microsemi” means Microsemi Corporation, a Delaware corporation.

“Microsemi Acquisition” means the acquisition of all of the outstanding capital stock of Microsemi by the Borrower on the Microsemi Acquisition Closing Date pursuant to the terms of the Microsemi Acquisition Agreement.

“Microsemi Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of March 1, 2018, by and among the Borrower, Maple Acquisition Corporation and Microsemi.

“Microsemi Acquisition Closing Date” means the date the Microsemi Acquisition Conditions are satisfied, the Microsemi Acquisition Loans are made, and the Microsemi Acquisition is consummated, which date is May 29, 2018.

“Microsemi Acquisition Conditions” means the following conditions:

(a) The Microsemi Acquisition shall be consummated in all material respects pursuant to the Microsemi Acquisition Agreement, substantially concurrently with the funding of the Microsemi Acquisition Loans, and no provision of the Microsemi Acquisition Agreement shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld, delayed or conditioned); provided that (i) a reduction in the purchase price under the Microsemi Acquisition Agreement shall be deemed not to be adverse to the interests of the Lenders and the Administrative Agent so long as any such decrease in excess of 10% of the purchase price is allocated dollar-for-dollar to reduce the Initial Term Loans borrowed on the Microsemi Acquisition Closing Date (without prejudice to the other Microsemi Acquisition Conditions), (ii) any increase in the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is not funded with Indebtedness of the Borrower or any of its subsidiaries and (iii) any purchase price adjustment expressly contemplated by the Microsemi Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Microsemi Acquisition Agreement.

(b) The Microsemi Acquisition Closing Date shall have occurred on the Term Loan Effective Date substantially simultaneously with the making of the Microsemi Acquisition Loans.

(c) The Administrative Agent shall have received a certificate in the form attached to the Commitment Letter from a Financial Officer of the Borrower, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Microsemi Acquisition, the making of the Microsemi Acquisition Loans and the other Transactions occurring on the Microsemi Acquisition Closing Date, are solvent on the Microsemi Acquisition Closing Date.

(d) Since December 31, 2017, there shall not have been or have occurred or there shall not exist any Microsemi Material Adverse Effect.

(e) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on March 31, 2018, in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (which pro forma financial statements need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).

(f) The following representations and warranties shall be true and correct on and as of the Microsemi Acquisition Closing Date: (i) such of the representations made by Microsemi in the Microsemi Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate its (and/or its Affiliate’s) obligations under the Microsemi Acquisition Agreement or decline to consummate the Microsemi Acquisition as a result of a breach of such representations in the Microsemi Acquisition Agreement, and (ii) each of the representations and warranties of the Loan Parties contained in Sections 3.01 (the first sentence only), 3.02, 3.03(b) (as to conflicts with organizational documents only as it relates to the enter into and performance by the Loan Parties of the Loan Documents), 3.08, 3.12, 3.15 (subject to the paragraph below) or 3.16 (solely as to the use of proceeds of the Microsemi Acquisition Loans) hereof.

(g) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Microsemi Acquisition Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Microsemi Acquisition Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) Subject to the last paragraph below, each Material Domestic Subsidiary acquired by the Borrower pursuant to the Microsemi Acquisition shall have delivered to the Administrative Agent the Subsidiary Guaranty and the Security Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, together with the corporate resolutions, other corporate documentation and legal opinions as set forth in Section 4.01 (provided that it is understood and agreed that no Affected Domestic Subsidiary shall be required to become a Subsidiary Guarantor) and, subject to the limitations set forth in this Agreement, the Security Agreement and the applicable Collateral Documents, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under Section 6.02) in the Collateral of such Material Domestic Subsidiaries shall have been taken.

(i) A Borrowing Request shall have been provided to the Administrative Agent in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood that, to the extent any collateral (including the grant or perfection of any security interest) is not or cannot be provided on the Microsemi Acquisition Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the UCC, or (ii) in capital stock of the Microsemi and its material domestic subsidiaries (to the extent required hereunder) with respect to which a lien may be perfected by the delivery of a stock certificate) (provided that any such certificated equity securities of Microsemi and such subsidiaries of Microsemi will only be required to be delivered on the Microsemi Acquisition Closing Date to the extent received from Microsemi and so long as the Borrower has used its commercially reasonable efforts to obtain them on the Microsemi Acquisition Closing Date, in which case such certificated equity securities shall be delivered no later than 60 days after the Microsemi Acquisition Closing Date (or such longer period as the Administrative Agent and the Borrower agree)) after the Borrower has used commercially reasonable efforts to do so without undue burden or expense, then the provision of and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Microsemi Acquisition Loans on the Microsemi Acquisition Closing Date, but may instead be provided after the Microsemi Acquisition Closing Date pursuant to arrangements to be agreed but no later than 90 days after the Microsemi Acquisition Closing Date (or such longer period as the Administrative Agent and the Borrower agree).

“Microsemi Acquisition Loans” means the Initial Term Loans made pursuant to Section 2.01(e), and any Revolving Loans drawn pursuant to Section 2.01, in each case on the Microsemi Acquisition Closing Date in order to pay in part the cash consideration for the Microsemi Acquisition, to refinance indebtedness of Microsemi and to pay fees and expenses incurred in connection with the Microsemi Acquisition and the financing thereof pursuant to this Agreement and the Senior Notes.

“Microsemi Material Adverse Effect” means any fact, event, circumstance, change or effect (any such item for the purposes of this definition, an “Effect”) or set of Effects that has had a material adverse effect on the business, operations, financial condition or results of operations of Microsemi and its subsidiaries (for purposes of this definition, as defined in the Microsemi Acquisition Agreement) taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Microsemi Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) general conditions in the industries in which Microsemi or any of its subsidiaries conduct business (or changes therein); (c) changes in Applicable Laws (as defined in the Microsemi Acquisition Agreement), Orders (as defined in the Microsemi Acquisition Agreement) or GAAP (as defined in the Microsemi Acquisition Agreement) (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Microsemi Material Adverse Effect has occurred to the extent that such Effects have a disproportionate impact on Microsemi and its subsidiaries, taken as a whole, relative to other participants in the industries in which Microsemi and its subsidiaries conduct business); (f) any failure by Microsemi to meet published analysts’ estimates, internal or external projections, guidance, budgets or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of Microsemi common stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition); (h) the identity of, or any facts or circumstances relating to the Borrower, Maple Acquisition Corporation or their respective Affiliates; (i) any action taken by Microsemi or any of its subsidiaries at the written request of, or with the written consent of, Borrower or Maple Acquisition Corporation; (j) any proceeding brought or threatened by stockholders of either the Borrower or Microsemi (whether on behalf of the Borrower, Microsemi or otherwise) asserting (I) appraisal rights, (II) allegations of breach of fiduciary duty relating to the negotiation, preparation, approval or execution of the Microsemi Acquisition Agreement or the Microsemi Acquisition or (III) violations of securities laws in connection with the Proxy Statement (as defined in the Microsemi Acquisition Agreement); or (k) the negotiation, public announcement or pendency of the Microsemi Acquisition Agreement or the transactions contemplated thereby (including any loss or change in relationship of Microsemi and its subsidiaries with any customer, supplier, vendor, employee or other business relationship of Microsemi and its subsidiaries).

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Commitment Redesignation” has the meaning assigned to such term in Section 2.09(d)(ii).

“Multicurrency Tranche Commitment” means a 2020 Multicurrency Tranche Commitment or a 2023 Multicurrency Tranche Commitment, and “Multicurrency Tranche Commitments” means both 2020 Multicurrency Tranche Commitments and 2023 Multicurrency Tranche Commitments.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Multicurrency Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Multicurrency Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency Tranche LC Exposure of any Multicurrency Tranche Lender at any time shall be its Multicurrency Tranche Percentage of the total Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Lender” means a 2020 Multicurrency Tranche Lender or a 2023 Multicurrency Tranche Lender, and “Multicurrency Tranche Lenders” means both 2020 Multicurrency Tranche Lenders and 2023 Multicurrency Tranche Lenders.

“Multicurrency Tranche Letter of Credit” means any letter of credit issued under the Multicurrency Tranche Commitments pursuant to this Agreement.

“Multicurrency Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Multicurrency Tranche Commitment and the denominator of which is the aggregate Multicurrency Tranche Commitments of all Multicurrency Tranche Lenders (if the Multicurrency Tranche Commitments of any Class have terminated or expired, the Multicurrency Tranche Percentages in respect of such Class shall be determined based upon the Multicurrency Tranche Commitments of such Class most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Multicurrency Tranche Commitment shall be disregarded in the calculation.

“Multicurrency Tranche Revolving Borrowing” means a Borrowing comprised of Multicurrency Tranche Revolving Loans of any Class.

“Multicurrency Tranche Revolving Loan” means any 2020 Multicurrency Tranche Revolving Loan or 2023 Multicurrency Tranche Revolving Loan.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means, from an Asset Sale or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or Recovery Event or received in any other non-cash form) therefrom, in each case net of: (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale or Recovery Event, including, in the case of an Asset Sale by or Recovery Event with respect to any Subsidiary, any such amounts or taxes payable if such cash were to be distributed to the Borrower (unless, in the case of taxes, such taxes resulted in the reduction of the amount of such cash required to be paid by the Borrower under Section 2.11(c)(ii)(B) pursuant to Section 2.11(c)(ii)(E)); (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale or Recovery Event, in accordance with the terms of any permitted Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Recovery Event, or by applicable law be repaid out of the proceeds from such Asset Sale or Recovery Event (other than the Loans, any Replacement Financing or any other similar Indebtedness secured generally by the Collateral); (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Recovery Event; (iv) any costs associated with unwinding any related Swap Agreement in connection with such transaction; and (v) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Recovery Event and retained by the Borrower or any Subsidiary after such Asset Sale or Recovery Event.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests or any incurrence of Indebtedness, shall mean the cash proceeds of such issuance or sale or such incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually incurred in connection with such issuance or sale or such incurrence and net of taxes paid or payable as a result of such issuance or sale or such incurrence (after taking into account any available tax credit or deductions and any tax sharing arrangements) and any costs associated with the unwinding of any related Swap Agreement in connection therewith.

“Net Working Capital” means, at any date of determination, (a) the consolidated current assets of the Borrower and its Subsidiaries as of such date (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of the Borrower and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Defaulting Dollar Tranche Lenders” has the meaning assigned to such term in Section 2.22(c)(i).

“Non-Defaulting Multicurrency Tranche Lenders” has the meaning assigned to such term in Section 2.22(c)(i).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Original Effective Date or arising thereafter (including, without limitation, the Initial Term Commitments and Initial Term Loans), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof. Notwithstanding the foregoing and for the avoidance of doubt, (i) obligations arising from Permitted Call Spread Swap Agreements shall not be considered Obligations and (ii) the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Original Currency” has the meaning assigned to such term in Section 2.18(a).

“Original Effective Date” means June 27, 2013.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.11(c)(ii)(B).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (1) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise immediately after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a substantially similar line of business as the Borrower and the Subsidiaries or business reasonably related or incidental thereto, (c) the Borrower and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition, with the covenants contained in Section 6.11 (or a Total Leverage Ratio of 5.50 to 1.00 if the Borrower has made an election for an Adjusted Covenant Period in connection with such acquisition for any period ended prior to the Microsemi Acquisition Closing Date) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $150,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information and statements reasonably requested by the Administrative Agent and (d) in the case of an acquisition or merger involving the Borrower or a Subsidiary, the Borrower or such Subsidiary (or another Person that merges or consolidates with such Subsidiary and that, immediately after the consummation of such merger or consolidation, becomes a Subsidiary) is the surviving entity of such merger and/or consolidation and (2) the Microsemi Acquisition, subject to the satisfaction of the Microsemi Acquisition Conditions.

“Permitted Call Spread Swap Agreements” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by the Borrower in connection with the issuance of Convertible Debt Securities; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type (as determined by the Board of Directors of the Borrower in good faith) and (ii) in the case of clause (b) above, such Swap Agreement is intended by the Borrower be classified as an equity instrument in accordance with GAAP. For purposes of this definition, the term “Swap Agreement” shall be construed without giving effect to clause (ii) of the proviso in the definition of Swap Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including pledges or deposits securing liability for reimbursement or indemnity arrangements and letter of credit or bank guaranty reimbursement arrangements with respect thereto);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) leases or subleases granted to other Persons and not interfering in any material respect with the business of the lessor or sublessor;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;

(i) Liens on insurance proceeds securing the premium of financed insurance proceeds;

(j) licenses of Intellectual Property in the ordinary course of business (including, intercompany licensing of Intellectual Property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements); and

(k) any interest or title of a lessor or sublessor under any lease of real property or personal property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than ninety (90) days for securities (i) described in clause (a) above, or (ii) included in the investment policy described in clause (g) below and, in each case, entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) cash denominated in U.S. Dollars, Pounds Sterling, euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and

(g) any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Administrative Agent, prior to the Restatement Effective Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Qualifying Indebtedness” means unsecured Indebtedness of the Borrower (including unsecured Subordinated Indebtedness to the extent subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent); provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the 2023 Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (which guarantees, if such

Indebtedness is subordinated, shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (iv) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means any pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of this Agreement in favor of the Administrative Agent for the benefit of the Secured Parties as amended, restated, supplemented or otherwise modified from time to time.

“Pledge Subsidiary” means each Domestic Pledge Subsidiary and each Foreign Pledge Subsidiary.

“Pledged Equity” means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Secured Parties, under the Pledge Agreements and the other Collateral Documents.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event, the calculation of compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04), and, to the extent applicable, giving effect to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, as amended. It is understood and agreed that, for purposes of calculating compliance with the financial covenants set forth in Section 6.11 and otherwise calculating any applicable ratio, test or basket availability (but not for purposes of determining or calculating the Applicable Rate), any computations of Consolidated EBITDA giving effect to any Material Acquisition may give effect to (i) any projected cost synergies or cost savings (in each case net of continuing associated expenses) expected to be realized as a result of such Material Acquisition to the extent such cost synergies or cost savings would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “S-X Adjustments”), and (ii) any other demonstrable cost synergies and cost-savings (in each case net of continuing associated expenses) not included in the foregoing clause (i) that are reasonably projected in good faith by the Borrower to be achieved in connection with any such Material Acquisition within the 12-month period following the consummation of such Material Acquisition, that are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and that are set forth in reasonable detail in a certificate of a Financial Officer of the Borrower (the “Additional Adjustments”); provided that (x) all adjustments pursuant to this sentence will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition of such term, whether through pro forma adjustment or otherwise, (y) if Additional Adjustments are to be added to Consolidated EBITDA pursuant to clause (ii) above, the aggregate amount of Additional Adjustments for any period being tested shall not exceed 10% of the Consolidated EBITDA for such period (calculated prior to giving effect to the Additional Adjustments) and (z) if any cost synergies or cost savings included in any pro forma calculations based on the anticipation that such cost synergies or cost savings will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Borrower to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost synergies or cost savings.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day on which it is market practice in the London interbank market for the Administrative Agent to give quotations for deposits in the Agreed Currency of such Eurocurrency Borrowing for delivery on the first day of such Interest Period.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding arising after the Microsemi Acquisition Closing Date relating to any asset of the Borrower or any of its Subsidiaries; provided that “Recovery Event” shall not include the proceeds of business interruption insurance.

“Reference Bank Rate” means the arithmetic mean of the rates supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Refinancing Amendment” has the meaning set forth in Section 2.23(a).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Rejecting Lender” has the meaning set forth in Section 2.11(c)(ii)(G).

“Reinvested Deferred Amount” has the meaning set forth in Section 2.11(c)(ii)(B).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Financing” has the meaning set forth in Section 2.23(a).

“Repricing Transaction” means the prepayment, repayment, refinancing or substitution (other than in connection with a Change of Control or an Enterprise Transformative Event) of all or a portion of the Initial Term Loans concurrently with the incurrence by the Borrower of any syndicated term loan financing secured on a pari passu basis with the Initial Term Loans, in each case, having a lower All-In Yield than the interest rate margin applicable to the Initial Term Loans, if the primary purpose of such prepayment, repayment, refinancing or substitution is to reduce the All-In Yield applicable to the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Restatement Effective Date” means May 18, 2018.

“Restricted Asset Sale Amount” has the meaning set forth in Section 2.11(c)(ii)(D).

“Restricted ECF Amount” has the meaning set forth in Section 2.11(c)(ii)(E).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary. Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion of (including any cash payment upon conversion), or payment of any principal or premium on, or payment of any interest with respect to, or any purchase, redemption, retirement or other acquisition of, any Convertible Debt Securities shall not constitute a Restricted Payment and (ii) any payment with respect to, or early unwind or settlement of, any Permitted Call Spread Swap Agreement shall not constitute a Restricted Payment.

“Revolving Commitment” means a Dollar Tranche Commitment or a Multicurrency Tranche Commitment, and “Revolving Commitments” means both Dollar Tranche Commitments and Multicurrency Tranche Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Multicurrency Tranche Revolving Loans and Dollar Tranche Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means any Multicurrency Tranche Revolving Loan or Dollar Tranche Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws and Regulations (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions Laws and Regulations” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender that has entered into Swap Agreements and Banking Services Agreements with the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the Term Loan Effective Date, in the form of Exhibit I between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, reaffirmed, amended and restated, supplemented or otherwise modified from time to time.

“Senior Leverage Ratio” has the meaning assigned to such term in Section 6.11(c).

“Senior Notes” means the 3.922% Senior Secured Notes due 2021 and the 4.333% Senior Secured Notes due 2023 issued by the Borrower pursuant to the Senior Notes Indenture (including by depositing the proceeds thereof into an escrow account prior to their being applied for the purpose set forth below) in order to finance the Microsemi Acquisition, to refinance indebtedness of Microsemi and to pay fees and expenses incurred in connection with the Microsemi Acquisition and the financing thereof, and extensions, refinancings, renewals and replacements of any such Indebtedness with

Indebtedness of a similar type that does not increase the outstanding principal amount thereof, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, refinancings or replacements.

“Senior Notes Indenture” mean that certain Indenture, dated as of May 29, 2018, among the Borrower, the subsidiary guarantors from time to time party thereto (including the Subsidiary Guarantors), and Wells Fargo Bank, National Association, as trustee and as collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“specified currency” has the meaning assigned to such term in Section 2.21.

“Specified Quarters” has the meaning assigned to such term in Section 6.11(a).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which by its terms is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty and Microchip Technology LLC, a Delaware limited liability company, and Silicon Storage Technology LLC, a Delaware limited liability company. The Subsidiary Guarantors on the Term Loan Effective Date are identified as such in Schedule 3.01 to the Disclosure Letter.

“Subsidiary Guaranty” means that certain Amended and Restated Guaranty dated as of the Term Loan Effective Date in the form of Exhibit F (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, reaffirmed, amended and restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, for the avoidance of doubt, the following shall not be deemed a “Swap Agreement”: (i) any phantom stock or similar plan (including, any stock option plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts or (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“S-X Adjustments” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Initial Term Lender, its Initial Term Loan Commitment and (b) as to all other Term Lenders, the aggregate commitment of such Term Lenders to make Incremental Term Loans. After advancing the Term Loans, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Effective Date” has the meaning set forth in Section 4.01.

“Term Loans” means any Initial Term Loan made by the Initial Term Lenders on the Microsemi Acquisition Closing Date pursuant to Section 2.01(e) and, if applicable, any Incremental Term Loans made by the other Term Lenders to the Borrower pursuant to any Incremental Term Loan Amendment under Section 2.20.

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.11(a).

“Tranche” means a category of Revolving Commitments and extensions of credit hereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Commitments, Multicurrency Tranche Revolving Loans, Multicurrency Tranche Letters of Credit and Swingline Loans and (b) Dollar Tranche Commitments, Dollar Tranche Revolving Loans and Dollar Tranche Letters of Credit.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the issuance of Letters of Credit hereunder and, on the Microsemi Acquisition Closing Date, the consummation of the Microsemi Acquisition, and the borrowing of the Microsemi Acquisition Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Loan”) or by Type (e.g., a “Dollar Tranche Eurocurrency Loan”) or by Class and Type (e.g., a “Dollar Tranche Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Dollar Tranche Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that in the event the Borrower requests such an amendment, the Administrative Agent and the Required Lenders shall negotiate in good faith to evaluate such proposed amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Restatement Effective Date and any similar lease entered into after the Restatement Effective Date by the Borrower or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

SECTION 1.05. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Notwithstanding the foregoing and for the avoidance of doubt, the Borrower shall not be required to amend or supplement the definition of “Indebtedness” or “Senior Debt” in the indenture under which any Convertible Debt Securities outstanding on the Restatement Effective Date were issued with respect to the Obligations.

SECTION 1.06. Amendment and Restatement of the Existing Credit Agreement. Pursuant to Section 2.20 of the Existing Credit Agreement, the parties to this Agreement agree that, on the Term Loan Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement to give effect to the Initial Term Commitments, the Initial Term Loans and the consummation of the Microsemi Acquisition, and the obligations and liabilities under the Initial Term Commitments and Initial Term Loans shall be evidenced as part of the Obligations. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Term Loan Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Term Loan Effective Date, all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents.

ARTICLE II

The Credits

SECTION 2.01. Commitments. To the extent that prior to the Term Loan Effective Date, “Revolving Loans” were made to the Borrower under the Existing Credit Agreement which remain outstanding as of the Term Loan Effective Date (such outstanding loans being hereinafter referred to as the “Existing Revolving Loans”), subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Term Loan Effective Date, the Existing Revolving Loans shall be re-evidenced as Revolving Loans of a particular Class under this Agreement and the terms of the Existing Revolving Loans shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein:

(a) each 2020 Dollar Tranche Lender (severally and not jointly) agrees to make 2020 Dollar Tranche Revolving Loans to the Borrower in Dollars from time to time during the 2020 Availability Period in an aggregate principal amount that will not result in (i) such Lender’s 2020 Dollar Tranche Revolving Credit Exposure exceeding such Lender’s 2020 Dollar Tranche Commitment, (ii) the total 2020 Dollar Tranche Revolving Credit Exposures exceeding the aggregate 2020 Dollar Tranche Commitments, (iii) the sum of the total 2020 Dollar Tranche Revolving Credit Exposures plus the total 2023 Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments;

(b) each 2023 Dollar Tranche Lender (severally and not jointly) agrees to make 2023 Dollar Tranche Revolving Loans to the Borrower in Dollars from time to time during the 2023 Availability Period in an aggregate principal amount that will not result in (i) such Lender’s 2023 Dollar Tranche Revolving Credit Exposure exceeding such Lender’s 2023 Dollar Tranche Commitment, (ii) the total 2023 Dollar Tranche Revolving Credit Exposures exceeding the aggregate 2023 Dollar Tranche Commitments, (iii) the sum of the total 2020 Dollar Tranche Revolving Credit Exposures plus the total 2023 Dollar Tranche Revolving Credit Exposures exceeding the aggregate Dollar Tranche Commitments or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments;

(c) each 2020 Multicurrency Tranche Lender (severally and not jointly) agrees to make 2020 Multicurrency Tranche Revolving Loans to the Borrower in Agreed Currencies from time to time during the 2020 Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s 2020 Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s 2020 Multicurrency Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate 2020 Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures plus the total 2023 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate Multicurrency Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (v) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Multicurrency Tranche Revolving Loans and Multicurrency Tranche LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit;

(d) each 2023 Multicurrency Tranche Lender (severally and not jointly) agrees to make 2023 Multicurrency Tranche Revolving Loans to the Borrower in Agreed Currencies from time to time during the 2023 Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s 2023 Multicurrency Tranche Revolving Credit Exposure exceeding such Lender’s 2023 Multicurrency Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2023 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate 2023 Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures plus the total 2023 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate Multicurrency Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (v) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Multicurrency Tranche Revolving Loans and Multicurrency Tranche LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit; and

(e) subject to the satisfaction of the Microsemi Acquisition Conditions on such date, each Initial Term Lender (severally and not jointly) agrees to make Initial Term Loans to the Borrower denominated in Dollars on the Microsemi Acquisition Closing Date in an aggregate principal amount not to exceed such Initial Term Lender’s Initial Term Commitment.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Tranche Revolving Loans and Multicurrency Tranche Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Dollar Tranche Revolving Borrowing, each Multicurrency Tranche Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, subject to the requirements of Sections 2.01 and 2.02(a), an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Dollar Tranche Commitments, the aggregate Multicurrency Tranche Commitments, or the aggregate Initial Term Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by

Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) ten (10) Eurocurrency Revolving Borrowings outstanding and (ii) ten (10) Eurocurrency Term Loan Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, (i) the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (x) with respect to a Borrowing of 2020 Dollar Tranche Revolving Loans or 2020 Multicurrency Tranche Revolving Loans that would end after the 2020 Maturity Date, (y) with respect to a Borrowing of 2023 Dollar Tranche Revolving Loans or 2023 Multicurrency Tranche Revolving Loans that would end after the 2023 Maturity Date and (z) with respect to a Borrowing of Initial Term Loans, that would end after the Initial Term Loan Maturity Date (ii) subject to the requirements of Section 2.01, (A) each requested 2020 Revolving Borrowing denominated in Dollars shall be made pro rata among the 2020 Revolving Lenders (and between the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments) according to the sum of the aggregate amount of their respective 2020 Dollar Tranche Commitments and 2020 Multicurrency Tranche Commitments; provided that if, on such date of such 2020 Revolving Borrowing (after giving effect to any prepayments of Revolving Loans and/or the expiration of any Letters of Credit to occur as of such date) any 2020 Revolving Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the 2020 Multicurrency Tranche Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as possible, as reasonably determined by the Administrative Agent) among the 2020 Revolving Lenders (and under the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments) according to the sum of the aggregate unused amount of their respective 2020 Dollar Tranche Commitments and 2020 Multicurrency Tranche Commitments, in each case subject to the requirements of Sections 2.01 and (B) each requested 2023 Revolving Borrowing denominated in Dollars shall be made pro rata among the 2023 Revolving Lenders (and between the 2023 Dollar Tranche Commitments and the 2023 Multicurrency Tranche Commitments) according to the sum of the aggregate amount of their respective 2023 Dollar Tranche Commitments and 2023 Multicurrency Tranche Commitments; provided that if, on such date of such 2023 Revolving Borrowing (after giving effect to any prepayments of Revolving Loans and/or the expiration of any Letters of Credit to occur as of such date) any 2023 Revolving Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the 2023 Multicurrency Tranche Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as possible, as reasonably determined by the Administrative Agent) among the 2023 Revolving Lenders (and under the 2023 Dollar Tranche Commitments and the 2023 Multicurrency Tranche Commitments) according to the sum of the aggregate unused amount of their respective 2023 Dollar Tranche Commitments and 2023 Multicurrency Tranche Commitments, in each case subject to the requirements of Sections 2.01.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by the Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by written notice or by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and, subject to the requirements of Section 2.02(d)(ii), whether such Borrowing is to be a 2020 Dollar Tranche Revolving Borrowing, 2020 Multicurrency Tranche Revolving Borrowing, 2023 Dollar Tranche Revolving Borrowing, 2023 Multicurrency Tranche Revolving Borrowing or Term Loan Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, subject to the requirements of Sections 2.01, (A) in the case of a 2020 Revolving Borrowing denominated in Dollars, the requested 2020 Revolving Borrowing shall be an ABR Borrowing made on a pro rata basis under the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments as contemplated by Section 2.02(d)(ii), (B) in the case of a 2023 Revolving Borrowing denominated in Dollars, the requested 2023 Revolving Borrowing shall be an ABR Borrowing made on a pro rata basis under the 2023 Dollar Tranche Commitments and the 2023 Multicurrency Tranche Commitments as contemplated by Section 2.02(d)(ii) and (C) in the case of a Term Loan, the requested Term Loan Borrowing shall be an ABR Borrowing . If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will, in a manner consistent with its customary practices, determine the Dollar Amount of:

(a) each Multicurrency Tranche Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Multicurrency Tranche Eurocurrency Borrowing;

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the 2023 Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures plus the total 2023 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate 2020 Multicurrency Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2023 Multicurrency Tranche Revolving Credit Exposures exceeding the aggregate 2023 Multicurrency Tranche Commitments or (v) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Multicurrency Tranche Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Multicurrency Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Multicurrency Tranche Lender, specifying in such notice such Multicurrency Tranche Lender’s Multicurrency Tranche Percentage (after giving effect to the reallocation provisions of this paragraph (c)) of such Swingline Loan or Loans. Each Multicurrency Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Multicurrency Tranche Lender’s Multicurrency Tranche Percentage (after giving effect to the reallocation provisions of this paragraph (c)) of such Swingline Loan or Loans. Each Multicurrency Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Multicurrency Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that on the 2020 Maturity Date, the participations so acquired by the 2020 Multicurrency Tranche Lenders shall be reallocated to the remaining Multicurrency Tranche Lenders ratably in accordance with such Multicurrency Tranche Revolving Lenders’ respective Applicable Percentages; provided further that, to the extent such reallocation shall cause the Dollar Amount of the

Revolving Credit Exposures to exceed the Revolving Commitments, the Borrower shall, on such date of reallocation, prepay Revolving Loans and/or cash collateralize outstanding LC Exposure in an amount sufficient to eliminate any such excess. Each Multicurrency Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Multicurrency Tranche Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Multicurrency Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Multicurrency Tranche Letters of Credit denominated in Agreed Currencies and Dollar Tranche Letters of Credit denominated in Dollars, in each case as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the 2023 Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, whether such Letter of Credit is a Multicurrency Tranche Letter of Credit or a Dollar Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the

Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures plus the total 2023 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate 2020 Multicurrency Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2023 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate 2023 Multicurrency Tranche Commitments, (v) the sum of the total 2020 Dollar Tranche Revolving Credit Exposures plus the total 2023 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate Dollar Tranche Commitments, (vi) the total 2020 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate 2020 Dollar Tranche Commitments, (vii) the total 2023 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate 2023 Dollar Tranche Commitments, (viii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (ix) subject to Section 2.04 and 2.11(b), the Dollar Amount of the total outstanding Multicurrency Tranche Revolving Loans and Multicurrency Tranche LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), including automatic one-year renewals so long as the expiration date otherwise complies with clause (ii) of this clause (c), and (ii) the date that is five (5) Business Days prior to the 2023 Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Revolving Lender in respect of the Tranche under which such Letter of Credit is issued (each such Revolving Lender, an “Applicable Lender”), the Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit; provided that on the 2020 Maturity Date, the participations so granted and acquired by the 2020 Dollar Tranche Lenders and the 2020 Multicurrency Tranche Lenders shall be reallocated to the 2023 Dollar Tranche Lenders and the 2023 Multicurrency Tranche Lenders ratably in accordance with such Revolving Lenders’ respective Revolving Commitments; provided further that, to the extent such reallocation shall cause the Dollar Amount of the Revolving Credit Exposures to exceed the Revolving Commitments, the Borrower shall, on such date of reallocation, prepay Revolving Loans and cash collateralize outstanding LC Exposure in an amount sufficient to eliminate any such excess. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Applicable Lender’s Applicable Percentage (after giving effect to the reallocation provisions of this paragraph (d)) of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of any of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan in Dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage (after giving effect to the reallocation provisions of Section 2.06(d)) thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Administrative Agent its Applicable Percentage (after giving effect to the reallocation provisions of Section 2.06(d)) of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Multicurrency Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Multicurrency Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Incremental Term Loans shall be made as provided in the relevant Incremental Term Loan Amendment; provided further that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars or as may be otherwise agreed by the Borrower and the Administrative Agent in connection with the Microsemi Acquisition Loans and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to change the Class of any Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the

Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and, in the case of a Borrowing consisting of Revolving Loans, whether (subject to the requirements of Section 2.02(d)(ii)) such Borrowing is to be a 2020 Dollar Tranche Revolving Borrowing, 2020 Multicurrency Tranche Revolving Borrowing, 2023 Dollar Tranche Revolving Borrowing or 2023 Multicurrency Tranche Revolving Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination, Reduction and Redesignation of Commitments. (a) Unless previously terminated, (i) the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments shall terminate on the 2020 Maturity Date, (ii) the 2023 Dollar Tranche Commitments and the 2023 Multicurrency Tranche Commitments shall terminate on the 2023 Maturity Date, and (iii) the Initial Term Commitments shall terminate immediately after making the Initial Term Loans on the Microsemi Acquisition Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 (or, if less, the remaining Commitments of such Class), (ii) the Borrower shall not terminate or reduce the 2020 Dollar Tranche Commitments if, after giving effect to any concurrent prepayment of the 2020 Dollar Tranche Revolving Loans in accordance with Section 2.11, the total 2020 Dollar Tranche Revolving Credit Exposures would exceed the aggregate 2020 Dollar Tranche Commitments, (iii) the Borrower shall not terminate or reduce the 2023 Dollar Tranche Commitments if, after giving effect to any concurrent prepayment of the 2023 Dollar Tranche Revolving Loans in accordance with Section 2.11, the total 2023 Dollar Tranche Revolving Credit Exposures would exceed the aggregate 2023 Dollar Tranche Commitments, (iv) the Borrower shall not terminate or reduce the 2020 Multicurrency Tranche Commitments if, after giving effect to any concurrent prepayment of the 2020 Multicurrency Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures would exceed the aggregate 2020 Multicurrency Tranche Commitments and (v) the Borrower shall not terminate or reduce the 2023 Multicurrency Tranche Commitments if, after giving effect to any concurrent prepayment of the 2023 Multicurrency Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the total 2023 Multicurrency Tranche Revolving Credit Exposures would exceed the aggregate 2023 Multicurrency Tranche Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Other than pursuant to the terms and conditions of Section 2.09, any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments in respect of such Class; provided that if an Event of Default shall have occurred and be continuing and one or more Letters of Credit or unreimbursed LC Disbursements shall be outstanding, the Borrower shall not terminate or reduce any Class of Revolving Commitments unless it shall simultaneously and ratably reduce the other Classes of Revolving Commitments.

(d) The Borrower may, upon five (5) Business Days’ written notice (or such shorter notice period as is approved by the Administrative Agent) to the Administrative Agent, request (a “Redesignation Request”) that:

(i) the then existing 2020 Dollar Tranche Commitments be reduced by a specified amount (such amount not to exceed the amount that would cause the then existing 2020

Dollar Tranche Commitments to be less than zero) and the 2023 Dollar Tranche Commitments or the 2023 Multicurrency Tranche Commitments, as applicable, be simultaneously and correspondingly increased by such specified amount (a “Dollar Commitment Redesignation”) and in connection with such Dollar Commitment Redesignation, each of one or more specified 2020 Revolving Lenders agrees to (A) reduce its then current 2020 Dollar Tranche Commitment to zero (such amount not to exceed the amount that would cause its then existing 2020 Dollar Tranche Commitment to be less than zero and the amount of such reduction, its “2020 Dollar Reduction Amount”) and permanently and irrevocably terminate its 2020 Dollar Tranche Commitment and (B) simultaneously with the reduction and termination of its 2020 Dollar Tranche Commitment described in the foregoing clause (A), provide a 2023 Dollar Tranche Commitment or a 2023 Multicurrency Tranche Commitment, as applicable, equal to such 2020 Dollar Reduction Amount and cease to be a 2020 Dollar Tranche Lender while simultaneously becoming a 2023 Dollar Tranche Lender or a 2023 Multicurrency Tranche Lender, as applicable, in each case for all purposes of the Credit Agreement and the other Loan Documents; and/or

(ii) the then existing 2020 Multicurrency Tranche Commitments be reduced by a specified amount (such amount not to exceed the amount that would cause the then existing 2020 Multicurrency Tranche Commitments to be less than zero) and the 2023 Multicurrency Tranche Commitments or the 2023 Dollar Tranche Commitments, as applicable, be simultaneously and correspondingly increased by such specified amount (a “Multicurrency Commitment Redesignation”) and in connection with such Multicurrency Commitment Redesignation, each of one or more specified 2020 Revolving Lenders agrees to (A) reduce its then current 2020 Multicurrency Tranche Commitment to zero (such amount not to exceed the amount that would cause its then existing 2020 Multicurrency Tranche Commitment to be less than zero and the amount of such reduction, its “2020 Multicurrency Reduction Amount”) and permanently and irrevocably terminate its 2020 Multicurrency Tranche Commitment and (B) simultaneously with the reduction and termination of its 2020 Multicurrency Tranche Commitment described in the foregoing clause (A), provide a 2023 Multicurrency Tranche Commitment or a 2023 Dollar Tranche Commitment, as applicable, equal to such 2020 Multicurrency Reduction Amount and cease to be a 2020 Multicurrency Tranche Lender while simultaneously becoming a 2023 Multicurrency Tranche Lender or a 2023 Dollar Tranche Lender, as applicable, in each case for all purposes of the Credit Agreement and the other Loan Documents;

provided that (1) any such Redesignation Request shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and shall be subject to the written approval of each 2020 Revolving Lender that is reducing its 2020 Dollar Tranche Commitment and/or its 2020 Multicurrency Tranche Commitment, as applicable, and simultaneously providing a 2023 Dollar Tranche Commitment and/or a 2023 Multicurrency Tranche Commitment, as applicable, in connection with such Redesignation Request, (2) in connection with effectuating such Redesignation Request, the Administrative Agent shall, and is hereby authorized to, administer such reallocations, sales, assignments, transfers (or other relevant actions in respect) of each Lender’s Applicable Percentage of the relevant Class of Credit Exposure under the Credit Agreement as are necessary in order that each relevant Class of Credit Exposure with respect to such Lender reflects such Lender’s Applicable Percentage of such Class of Credit Exposure under the Credit Agreement as modified by such Redesignation Request, and the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans and the reallocations described in this clause (2), in each case on the terms and in the manner set forth in Section 2.16, and (3) any such Redesignation Request may only occur if, after giving effect thereto (and the reallocations described in the foregoing clause (2)), (i) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures plus the total 2023 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate Multicurrency Tranche Commitments, (ii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2020 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate 2020 Multicurrency Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total 2023 Multicurrency Tranche Revolving Credit Exposures shall not exceed the aggregate 2023 Multicurrency Tranche Commitments, (iv) the sum of the total 2020 Dollar Tranche Revolving Credit Exposures plus the total 2023 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate Dollar Tranche Commitments, (v) the total 2020 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate 2020 Dollar Tranche Commitments, (vi) the total 2023 Dollar Tranche Revolving Credit Exposures shall not exceed the aggregate 2023 Dollar Tranche Commitments, (vii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (vii) subject to Section 2.04 and 2.11(b), the Dollar Amount of the total outstanding Multicurrency Tranche Revolving Loans and Multicurrency Tranche LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

Upon the effectiveness of a Redesignation Request, the Administrative Agent shall notify the Lenders thereof, and the applicable Revolving Commitments shall be adjusted as contemplated thereby on the date of such effectiveness.

No 2020 Revolving Lender shall be committed to decrease its 2020 Dollar Tranche Commitment and/or its 2020 Multicurrency Tranche Commitment and to then provide a 2023 Dollar Tranche Commitment and/or a 2023 Multicurrency Tranche Commitment in respect of any exercise by the Borrower pursuant to this Section 2.09, without the consent of such Lender in its sole discretion.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each 2020 Dollar Tranche Lender and each 2020 Multicurrency Tranche Lender the then unpaid principal amount of each 2020 Dollar Tranche Revolving Loan and each 2020 Multicurrency Tranche Revolving Loan, respectively, on the 2020 Maturity Date in the currency of such Loan, (ii) to the Administrative Agent for the account of each 2023 Dollar Tranche Lender and each 2023 Multicurrency Tranche Lender the then unpaid principal amount of each 2023 Dollar Tranche Revolving Loan and each 2023 Multicurrency Tranche Revolving Loan, respectively, on the 2023 Maturity Date in the currency of such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the 2023 Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Dollar Tranche Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Initial Term Lender, the Initial Term Loans on the last Business Day of each March, June, September and December, beginning on the last Business Day of the first full fiscal quarter to occur after the Microsemi Acquisition Closing Date and ending with the last such day to occur prior to the Initial Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Microsemi Acquisition Closing Date (as such amount shall be adjusted for prepayments pursuant to the terms of this Agreement). Additionally, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Initial Term Lender the unpaid principal amount of such Initial Term Lender’s Initial

Term Loans on the Initial Term Loan Maturity Date. In the event that any Incremental Term Loans are made or any Replacement Financing is incurred, the Borrower shall repay such Incremental Term Loans or Replacement Financing on the dates and in the amounts set forth in the related Incremental Term Loan Amendment or Refinancing Amendment, as applicable.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a) and, if applicable, payment of the fee in the immediately following paragraph. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that (i) with respect to Revolving Loans, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be conditional and may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (ii) the Borrower may rescind (or delay the date of prepayment identified in) any notice of prepayment of any Term Loans by written notice to the Administrative Agent not later than 12:00 noon,

New York City time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Loans or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed in Borrower’s sole discretion. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of the Initial Term Loans shall be applied to the remaining amortization payments or payment at maturity as directed by the Borrower, and each voluntary prepayment of other Term Loans shall be applied as set forth in the relevant Incremental Term Loan Amendment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) Any (a) voluntary prepayment of the Initial Term Loans that is made on or prior to the date that is six months after the Microsemi Acquisition Closing Date with the proceeds from a Repricing Transaction and (b) amendment or other modification of this Agreement on or prior to the date that is six months after the Microsemi Acquisition Closing Date, the effect of which is a Repricing Transaction, in each case, shall be accompanied by a prepayment premium equal to 1.00% of (i) the aggregate principal amount of the Initial Term Loans so prepaid, in the case of a voluntary prepayment, and (ii) the aggregate principal amount of the Initial Term Loans affected by such amendment or modification, in the case of an amendment or other modification of this Agreement.

(c) Mandatory Prepayments. The Borrower shall prepay the Loans hereunder and the Commitments shall be subject to automatic reduction, as follows:

(i) Revolving Loans. If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures of any Class (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments of such Class or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding 2020 Multicurrency Tranche Revolving Credit Exposures denominated in Foreign Currencies plus all of the outstanding 2023 Multicurrency Tranche Revolving Credit Exposures denominated in Foreign Currencies (collectively, the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the 2020 Multicurrency Tranche Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate 2020 Multicurrency Tranche Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the 2023 Multicurrency Tranche Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate 2023 Multicurrency Tranche Commitments or (C) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrower shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) of each Class to be less than or equal to the aggregate Revolving Commitments of such Class and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

(ii) Initial Term Loans.

(A) Indebtedness. If the Borrower or any Subsidiary shall at any time incur any Indebtedness (other than with respect to any Indebtedness permitted to be incurred under this Agreement, but including Indebtedness with respect to Replacement Financing), then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Subsidiary of the Net Cash Proceeds from the incurrence or issuance of such Indebtedness, the Borrower shall prepay the Initial Term Loans in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds. The amount of each such prepayment shall be applied to the outstanding Initial Term Loans until paid in full.

(B) Asset Sales. If the Borrower or any Subsidiary shall at any time or from time to time make any Asset Sale or shall suffer an Event of Loss resulting in Net Available Cash in excess of $1,000,000,000 (the “Asset Sale Threshold”) in the aggregate for all such Asset Sales or Events of Loss (other than as a result of proceeds pending investment or reinvestment pursuant the proviso hereto), then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Subsidiary of the Net Available Cash of such Asset Sale or such Event of Loss, the Borrower shall prepay the Initial Term Loans in an aggregate amount equal to 100% of the amount of all such Net Available Cash in excess of the Asset Sale Threshold; provided that, in the case of each Asset Sale and Event of Loss, if the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Asset Sale or receipt of Net Available Cash from an Event of Loss, the Net Available Cash thereof in any assets to be used by the Borrower or its Subsidiaries in its business (the “Reinvested Deferred Amount”), then the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Reinvested Deferred Amount to the extent such Reinvested Deferred Amount is actually invested or reinvested within such twelve-month period; provided, however, that if any Reinvested Deferred Amount has not been so invested or reinvested prior to the expiration of the such period, the Borrower shall promptly prepay the Initial Term Loans in the amount of such Reinvested Deferred Amount in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower is required to redeem, repurchase, prepay or offer to repurchase any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Available Cash (such Indebtedness required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Available Cash on a pro rata basis to the prepayment of the Initial Term Loans and to the redemption, repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Initial Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Available Cash allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Available Cash required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Available Cash shall be allocated to the Initial Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Initial Term Loans that would have otherwise been required pursuant to this Section shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly be applied to prepay the Initial Term Loans in accordance with the terms hereof. The amount of each such prepayment shall be applied to the outstanding Initial Term Loans until paid in full.

(C) Excess Cash Flow. No later than the fifth (5) Business Day after the date on which financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 5.01(a) (beginning with fiscal year ending March 31, 2020, the Borrower shall prepay the then outstanding principal amount of Initial Term Loans by an amount equal to (A) 50% of Excess Cash Flow of the Borrower and its Subsidiaries for the most recently completed fiscal year of the Borrower; provided that the foregoing percentage shall be reduced to 25% when the Senior Leverage Ratio as of the last day of the relevant fiscal year is equal to or less than 3.00 to 1.00, and 0% when the Senior Leverage Ratio as of the last day of the relevant fiscal year is equal to or less than 2.50 to 1.00 minus (B) (i) the principal amount of (1) any Term Loans and (2) any Revolving Loans (to the extent accompanied by a permanent reduction of the relevant revolving commitment) voluntarily prepaid pursuant to Section 2.11(a) during such fiscal year and (ii) purchases of any Term Loans pursuant to Section 9.04(e); provided further that any payment made pursuant to this Section 2.11(c)(ii)(C) shall exclude the portion of Excess Cash Flow, if any, that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition; provided further that no such voluntary prepayments shall reduce the payments required to be made under this Section to the extent financed with long-term Indebtedness. The amount of each such prepayment shall be applied to the outstanding Initial Term Loans until paid in full. Any payment under this clause (C) shall be an “ECF Payment”.

(D) Notwithstanding any provision under this Section 2.11(c) to the contrary, any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.11(c)(ii)(B) above shall not be required to be so prepaid (A) to the extent any such Asset Sale is consummated by a Foreign Subsidiary or such Net Available Cash in respect of any Event of Loss is received by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited or materially delayed under any applicable law (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) or (B) if the Borrower determines in good faith that the repatriating of any amounts required to mandatorily prepay the Initial Term Loans pursuant to Section 2.11(c)(ii)(B) would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) (such amount in clauses (A) and (B), a “Restricted Asset Sale Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(c)(ii)(B) shall be reduced by the Restricted Asset Sale Amount until such time as it may repatriate such Restricted Asset Sale Amount without incurred such tax liability (but such Restricted Sale Amount shall be paid pursuant to this Section 2.11(c) net of any taxes payable upon such repatriation).

(E) Notwithstanding any provision under this Section 2.11(c) to the contrary, for purposes of calculating the amount of the ECF Payment in Section 2.11(c)(ii)(C), “Excess Cash Flow” will be deemed to be reduced by the amount of Excess Cash Flow generated by a Foreign Subsidiary (A) that would be prohibited or materially delayed under any applicable law (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of directors of the relevant Subsidiaries) from being repatriated to the United States or (B) to the extent that the Borrower determines in good faith that the repatriating of such Excess Flow to mandatorily prepay the Initial Loans pursuant to Section 2.11(c)(ii)(C) above would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax), if repatriated (the amount of such Foreign Subsidiary Excess Cash Flow in clauses (A) and (B) without duplication, the “Restricted ECF Amount”); provided that such amounts in clause (A) shall only constitute a Restricted ECF Amount for so long as such repatriation to the United States is prohibited or would be materially delayed under applicable laws, and in clause (B) shall only constitute Restricted ECF Amounts for so long as such repatriation would result in such tax liability (but such Restricted ECF Amount shall be paid pursuant to this Section 2.11(c) net of any taxes payable upon such repatriation).

(F) Notwithstanding the foregoing, each Initial Term Lender shall have the right to reject its applicable Term Loan Percentage of any mandatory prepayment of the Initial Term Loans pursuant to Section 2.11(c)(ii)(A), (B), (C) and (D) (each such Lender, a “Rejecting Lender”) and thereafter any amounts so rejected may be retained by the Borrower or the applicable Subsidiary (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).

(G) Prepayments of Initial Term Loans under this Section 2.11(c)(ii) shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16, and applied as follows: (a) in direct order of maturity to the amortization repayments occurring in the eight quarters following the date of such prepayment and (b) pro rata to the remaining amortization payments.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which the Revolving Commitment of such Lender terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the average daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the 2020 Availability Period or the 2023 Availability Period, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Majority in Interest of the Lenders of any Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Borrower and consented to in writing by the Required Lenders; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted provided further that upon receipt of such notice from the Administrative Agent, the Borrower may revoke any pending request for such Eurodollar Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment; provided that any such objection will only be effective with respect to the applicable Class of Loans. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBOR Screen Rate for the applicable Agreed Currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense to such Lender attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit G-1 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership) (1) an IRS Form W-8IMY on behalf of itself, (2) a certificate substantially in the form of Exhibit G-2 or Exhibit G-3 and (3) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate in substantially the form of Exhibit G-4 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to Sections 1471 through 1474 of the Code after the Restatement Effective Date.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(i) FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. (a) The Borrower may from time to time elect to increase the total 2023 Dollar Tranche Commitments or the total 2023 Multicurrency Tranche Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as the aggregate amount of such increases and all such Incremental Term Loans does not exceed an amount such that, after giving effect (including on a Pro Forma Basis) to any such increase in the Revolving Commitments of any Class (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans (assuming that any such incremental Revolving Commitments and/or such Incremental Term Loans are drawn in full), the Senior Leverage Ratio is (x) prior to the Microsemi Acquisition Closing Date, equal to or less than 2.50 to 1.00 and (y) on or after the Microsemi Acquisition Closing Date, equal to or less than (A) 4.75 to 1.00 if such Incremental Term Loan is made on the Microsemi Acquisition Closing Date or prior to the first anniversary of the Microsemi Acquisition Closing Date, (B) 4.25 to 1.00 if such Incremental Term Loan is made on or following the first anniversary of the Microsemi Acquisition Closing Date but prior to the second anniversary of the Closing Date and (C) 3.75 to 1.00 if such Incremental Term Loan is made on or after the second anniversary of the Microsemi Acquisition Closing Date; provided that, at the option of the Borrower, in connection with any Acquisition-Related Incremental Term Loans (as defined below) and to the extent the Lenders participating in such Acquisition-Related Incremental Term Loans agree, the compliance with such maximum permitted Senior Leverage Ratio shall be tested at the time of the execution of the applicable Limited Conditionality Acquisition Agreement (as defined below) (after giving Pro Forma Effect to such Limited Conditionality Acquisition, the incurrence of such Acquisition-Related Incremental Term Loans and the application of the proceeds thereof); provided that to the extent compliance with such maximum permitted Senior Leverage Ratio is tested at the time of the execution of such Limited Conditionality Acquisition Agreement, then from such time of execution and prior to the earlier of the date on which such Limited Conditionality Acquisition is consummated or the date on which such Limited Conditionality Acquisition is terminated or expires, any calculation of any ratio, test or basket availability in Article VI (other than for purposes of calculation of any of the covenants contained in Section 6.11) shall be calculated (and shall be required to be satisfied) as if such Limited Conditionality Acquisition (and the incurrence of such applicable Acquisition-Related Incremental Term Loans) (x) had been consummated as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto and (y) had not been consummated.

(b)    The Borrower may arrange for any such increase or tranche pursuant to this Section 2.20 to be provided by one or more Lenders (each Lender so agreeing to an increase in its 2023 Dollar Tranche Commitment or 2023 Multicurrency Tranche Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other institutional investors or entities (each such new bank, financial institution or other investor or entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments of the applicable Class, or to participate in such Incremental Term Loans, or provide new Revolving Commitments of the applicable Class, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or any Incremental Term Loan pursuant to this Section 2.20. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.

(c)    Notwithstanding the foregoing, no increase in the Revolving Commitments of any Class (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.20 unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Term Loan Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase; provided that, with respect to any Incremental Term Loans incurred for the purpose of financing an acquisition permitted by this Agreement for which the Borrower has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) (and such Incremental Term Loans, “Acquisition-Related Incremental Term Loans”), (x) clause (i)(A) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of execution of the definitive acquisition documentation in respect of a Limited Conditionality Acquisition (a “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or

Event of Default shall have occurred and be continuing or would result from entry into such documentation, (2) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, no Event of Default under clause (a), (b), (h), (i) or (j) of Article VII is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article III shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (4) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Term Loans) shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Acquisition-Related Incremental Term Loans, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (y) clause (i)(B) of this sentence shall be deemed to have been satisfied so long as the Borrower shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto.

(d)    On the effective date of any increase in the Revolving Commitments of any Class or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders of such Class, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of such Class of all the Lenders to equal its Applicable Percentage of such Class, as applicable, of such outstanding Revolving Loans of such Class, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans of such Class as of the date of any increase in the Revolving Commitments of such Class (with such reborrowing to consist of the Types of Revolving Loans of such Class, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(e)    The Incremental Term Loans (i) shall rank pari passu in right of payment and security with the Revolving Loans, any Initial Term Loans and any other Loans hereunder, (ii) shall not mature earlier than the Initial Term Loan Maturity Date (but may have amortization prior to such date), (iii) shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans or other Term Loans then outstanding hereunder with the longest remaining Weighted Average Life to Maturity, (iv) shall have the same collateral and guarantees from the same Loan Parties as the Revolving Loans and Initial Term Loans hereunder and shall otherwise be pari passu in right of payment and security with the such facilities, (v) shall have interest rates and amortization schedule (subject to clause (i) and (ii) above) as determined by the Borrower and the lenders thereunder; provided that with respect to any Incremental Term Loans incurred on or prior to the 6 month anniversary of the Microsemi Acquisition Closing Date, the All-In Yield applicable to any Incremental Term Loans (determined, including with respect to the LIBO Rate or ABR, at the time such Incremental Term Loans are incurred) will not be more than 50 basis points higher than the corresponding All-In Yield for the Initial Term Loans (determined, including with respect to the LIBO Rate or ABR, at the time the Incremental Term Loans are incurred), unless the interest rate margins with respect to the Initial Term Loans are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Loans and the corresponding All-In Yield on the Initial Term Loans minus 50 basis points (this clause (v), the “MFN Condition”), (vi) may participate on a pro rata basis or less than a pro rata basis in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Term Loan Amendment and (vi) shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder, provided that (a) except to the extent permitted by clause (ii), (iii), (v) or (vi) above, to the extent such terms are not materially consistent with the terms in respect of the Initial Term Loans, they shall be no more restrictive, when taken as a whole, than those in respect of the Initial Term Loans (except for (a) covenants or other provisions applicable only to periods after the Initial Term Loan Maturity Date and (b) covenants or other provisions that are also added for the benefit of any Initial Term Loans; provided that only the consent of the Administrative Agent shall be required to add such covenants or provisions to this Agreement or any other Loan Document, as applicable) and (b) to the extent such documentation is not materially consistent with the documentation in respect of the Initial Term Loans, it shall be reasonably satisfactory to the Administrative Agent.

(f)    Incremental Term Loans may be made hereunder pursuant to an amendment to or an amendment and restatement (including pursuant to an amendment attaching the form of amended and restated credit agreement) of this Agreement (each such amendment or amendment and restatement, an “Incremental Term Loan Amendment”) and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, each Subsidiary Guarantor party thereto, if any, and the Administrative Agent, as applicable, without the consent of any other Lenders; provided that, notwithstanding anything to the contrary herein, any such Augmenting Lender or Increasing Lender executing an Incremental Term Loan Amendment shall not be required to execute a supplement in the form of Exhibit C or Exhibit D, as applicable. In addition to the matters set forth in clauses (A)-(E) of the proviso in clause (e) above, the Incremental Term Loan Amendment may, without the consent of any Lenders (other than the Lenders providing such Incremental Term Loans), effect such other amendments and/or amendments and restatements to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20, and the Administrative Agent is authorized to receive and deliver such agreements, documents and instruments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.

(g)    Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time. No Lender shall be committed to increase its Revolving Commitment and/or to provide any portion of any Incremental Term Loans in respect of any exercise by the Borrower pursuant to this Section 2.20 without the consent of such Lender.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) and (b);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Revolving Lenders or a Majority in Interest of any Class of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default has occurred and is continuing, (1) all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Multicurrency Tranche Lenders (the “Non-Defaulting Multicurrency Tranche Lenders”) in accordance with their respective Multicurrency Tranche Percentages (after giving effect to the reallocation provisions of Section 2.05(c)) but only to the extent the (A) the sum of all Non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Commitments and (B) each Non-Defaulting Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Multicurrency Tranche Lender’s Multicurrency Tranche Commitment; (2) all or any part of the Dollar Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Dollar Tranche Lenders (the “Non-Defaulting Dollar Tranche Lenders”) in accordance with their respective Dollar Tranche Percentages (after giving effect to the reallocation provisions of Section 2.06(d)) but only to the extent (A) the sum of all Non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Dollar Tranche Lenders’ Dollar Tranche Commitments and (B) each Non-Defaulting Dollar Tranche Lender’s Dollar Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Dollar Tranche Lender’s Dollar Tranche Commitment; and (3) all or any part of the Multicurrency Tranche LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Multicurrency Tranche Lenders in accordance with their respective Multicurrency Tranche Percentages (after giving effect to the reallocation provisions of Section 2.06(d)) but only to the extent (A) the sum of all Non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Multicurrency Tranche Lenders’ Multicurrency Tranche Commitments and (B) each Non-Defaulting Multicurrency Tranche Lender’s Multicurrency Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Multicurrency Tranche Lender’s Multicurrency Tranche Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages (after giving effect to the reallocation provisions of Sections 2.05(c) and 2.06(d)); and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the Restatement Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Dollar Tranche Revolving Loans of the other Lenders (other than Swingline Loans) and/or Multicurrency Tranche Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.23. Replacement Facilities.

(a)    The Borrower may, subject to the terms hereof, at any time or from time to time after the Microsemi Acquisition Closing Date, enter into an amendment (a “Refinancing Amendment”) to effect a refinancing or replacement of all or any portion of the Term Loans. Each such refinancing or replacement may, at the Borrower’s option, be in the form of one or more series of senior secured loans or notes (each of which may be secured by the Collateral on a pari passu or junior basis to the Obligations), or with one or more series of unsecured loans or notes (collectively, the “Replacement Financing”); provided that (i) the aggregate principal amount of such Replacement Financing shall not exceed the aggregate principal amount of such refinanced facilities, plus accrued interest, expenses, fees and premiums, plus amounts permitted to be incurred as Incremental Term Loans (and for the avoidance of doubt any Replacement Financing incurred in the form of Incremental Term Loans shall not reduce availability under the Incremental Term Loans under Section 2.20), (ii) any Replacement Financing (1) that is secured does not mature prior to, or have a Weighted Average Life to Maturity shorter than, the loans or commitments being refinanced and (2) that is unsecured does not mature prior to the maturity date of the loans or commitments being refinanced and the terms of such Indebtedness do not provide for any mandatory redemption (other than customary amortization payments, mandatory and voluntary prepayment provisions, customary asset sale, event of loss, fundamental change, or change of control mandatory offers to purchase or mandatory prepayment provisions and customary acceleration rights after an event of default) prior to the maturity date of the loans or notes being refinanced, (iii) any Replacement Financing in the form of pari passu first lien, syndicated term loans issued on or prior to the 6 month anniversary of the Microsemi Acquisition Closing Date shall be subject to the MFN Condition as if it were an Incremental Term Loan, (iv) to the extent such Replacement Financing is secured, it shall be secured only by the Collateral and on a pari passu or junior basis with the Collateral, (vi) to the extent such Replacement Financing is secured, the parties to such Replacement Financing (or their authorized agent) and the Administrative Agent shall, as applicable, enter into (a) in the case of Replacement

Financing secured on a junior lien basis, an intercreditor agreement reasonably satisfactory to the Administrative Agent or (b) in the case if Replacement Financing secured on a pari passu basis, an intercreditor agreement substantially in the form of the Intercreditor Agreement, (vii) the obligors in respect of any Replacement Financing shall be Loan Parties, (viii) the net cash proceeds thereof shall be applied substantially simultaneously with the incurrence thereof to permanently repay the loans or commitments being refinanced, (ix) to the extent the terms of the Replacement Financing (other than fees, pricing and optional prepayment or optional redemption terms) are not consistent in all material respects with the terms of the Term Loans being replaced, they shall be no more restrictive, when taken as a whole, than those under such replaced Term Loans (except for (a) covenants or other provisions applicable only to periods after the latest final maturity date of all then outstanding Term Loans and (b) covenants or other provisions that are also added for the benefit of any Initial Term Loans; provided that only the consent of the Administrative Agent shall be required to add such covenants or provisions to this Agreement or any other Loan Document), (x) no Lender is obligated to participate as a lender or commitment party in such Replacement Financing and (xi) Replacement Financing in the form of notes or of junior lien or unsecured loans shall be documented separately from the Loan Documentation on documentation agreed between the Borrower and the party or parties providing such Replacement Financing.

(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent in connection with any Replacement Financing consisting of Loans implemented pursuant to the Loan Documentation, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Term Loan Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Notwithstanding anything to the contrary in this Agreement (including Section 9.02), the Borrower and the Administrative Agent may enter into amendments to the Loan Documentation without the consent of any other parties hereto to effect the provisions of this Section 2.23, including without limitation, amendments to this Agreement to permit any Replacement Financing under the terms of the Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and the other Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 to the Disclosure Letter identifies each Subsidiary as of the Term Loan Effective Date, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law or shares held by nominees on behalf of the Borrower or any Subsidiary as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 to the Disclosure Letter as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created under the Collateral Documents. There are no outstanding commitments or other obligations of any Material Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Loan Parties and, if required, actions by equity holders of such Loan Parties. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority by any Loan Party, except such as have been obtained or made and are in full force and effect or as may be required in connection with any Pledge Agreement and except for filings necessary to perfect Liens created pursuant to the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Loan Party or any order of any Governmental Authority binding on any Loan Party, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Loan Party, other than Liens created under the Collateral Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity (in the case of clause (i) only) and cash flows (i) as of and for the fiscal year ended March 31, 2017 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2017, certified by one of its Financial Officers (which certification is included in the exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since March 31, 2017, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns or is licensed to use all Intellectual Property material to its business, and, to the Borrower’s knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened in writing that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, except to the extent such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including, without limitation, the Office of Foreign Assets Control, Department of Treasury) applicable to it or its property (including, without limitation, the “Act” defined in Section 9.13) and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. When taken together with the Borrower’s filings with the SEC, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than general market or economic data) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken together with the Borrower’s filings with the SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that forecasts and projections are subject to contingencies and no insurance can be given that any forecast or projection will be realized).

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and (i) when financing statements or other filings in appropriate form with respect to the applicable Loan Parties are filed in the appropriate offices in the appropriate jurisdictions and (ii) upon Administrative Agent taking such other actions to perfect its security interest in the Collateral as contemplated by the Security Agreement, such Liens constitute perfected and continuing Liens on the Collateral to the extent such Liens may be perfected by taking the actions contemplated by the foregoing clauses (i) and (ii), securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Section 6.02, to the extent any such Liens permitted by Section 6.02 would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16. Sanctions Laws and Regulations; Anti-Corruption. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws and Regulations, and the Borrower, its Subsidiaries and

their respective officers and directors and to the knowledge of the Borrower, their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects. None of the Borrower, any Subsidiary, or to the Borrower’s knowledge any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement, or any of the Borrower’s Affiliates is a Designated Person. No Loan or the use of proceeds by Borrower of any Loan will violate Anti-Corruption Laws or applicable Sanctions Laws and Regulations.

SECTION 3.17. EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effectiveness. The amendment and restatement of the Existing Credit Agreement in the form of this Agreement and the Initial Term Commitments hereunder shall become effective subject to the satisfaction of each of the following conditions as of the date hereof (the “Term Loan Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, each Initial Term Lender and the Administrative Agent either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received from the Borrower and each other Loan Party party thereto, a counterpart of the Security Agreement and the Subsidiary Guaranty signed on behalf of such party.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Term Loan Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel and covering such matters relating to the Loan Parties, the Loan Documents and this Agreement as the Administrative Agent shall have reasonably requested. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel have reasonably requested relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E to this Agreement.

(e) The Administrative Agent shall have received (i) for the account of each Revolving Lender party hereto that delivers its executed signature page to this Agreement by no later than the date and time specified by the Administrative Agent, a consent fee in an amount equal to the amount previously disclosed to the Lenders and (ii) payment of the Administrative Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent) in connection with this Agreement and the other Loan Documents to the extent invoices therefor have been provided to the Borrower at least one Business Day prior to the Term Loan Effective Date.

(f) The Administrative Agent shall have received, at least 5 days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, requested at least 10 days prior to the Term Loan Effective Date.

Upon the occurrence of the Term Loan Effective Date, the Administrative Agent shall notify the Borrower and the Lenders of the Term Loan Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing made on the Microsemi Acquisition Closing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; except, in each case, to the extent any such representation or warranty specifically refers to an earlier date, in which case it shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Microsemi Acquisition Loans. The obligation of each Lender to make a Microsemi Acquisition Loan on the Microsemi Acquisition Closing Date is subject solely to the satisfaction of the Microsemi Acquisition Conditions.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.11 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available, but in any event not later than May 31 of each year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower and its Subsidiaries for each quarter of such fiscal year of the Borrower in form reasonably satisfactory to the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor thereto); provided that the Borrower shall upon request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies or links to access such documents) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and Intellectual Property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, and shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets insurance policies of the Borrower and the Subsidiary Guarantors naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies of the Borrower and the Subsidiary Guarantors naming the Administrative Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects and sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but not more than once per fiscal year unless an Event of Default exists). The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding the foregoing, neither the Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their representatives is then prohibited by applicable law or any agreement binding on Borrower or its Subsidiaries or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes (including working capital, Permitted Acquisitions, capital expenditures, repurchases of stock and repayments of Indebtedness, in each case to the extent permitted under this Agreement), of the Borrower and its Subsidiaries. In addition, the proceeds of the Microsemi Acquisition Loans will be used to fund, in whole or in part, the Microsemi Acquisition, to refinance indebtedness of Microsemi and to pay fees and expenses incurred in connection with the Microsemi Acquisition and the financing thereof pursuant to this Agreement and the Senior Notes. No part of the proceeds of any Loan (including, for the avoidance of doubt, the Microsemi Acquisition Loans) will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Guaranty; Collateral; Pledges; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Material Domestic Subsidiary” or otherwise, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Material Domestic Subsidiary to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such joinders to the Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel (provided, that it is understood and agreed that no Affected Domestic Subsidiary shall be required to become a Subsidiary Guarantor pursuant to this Section).

(b) The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed, and including the Applicable Pledged Equity but excluding the Excluded Assets) to be subject to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms and conditions of this Agreement and the Collateral Documents, subject in any case to Liens permitted by Section 6.02 and any limitations set forth in this Agreement or the relevant Collateral Documents. As used herein, “Applicable Pledged Equity” means 100% of the issued and outstanding Equity Interests of each Domestic Pledge Subsidiary and 65% of the voting Equity Interests of each Foreign Pledge Subsidiary.

(c) As promptly as possible but in any event within 45 (forty-five) days after Restatement Effective Date (or such later date as may be agreed upon by the Administrative Agent), the Borrower will cause, and the applicable Loan Party or Loan Parties to cause, 65% of the voting Equity Interests of Microchip Technology Malta Limited to be subject to a first priority, perfected Liens in favor of the Administrative Agent (or its appointed designee or sub-agent) for the benefit of the Secured Parties to secure the Obligations, by entering into a Pledge Agreement under the laws of the Republic of Ireland that is reasonably satisfactory to the Administrative Agent.

(d) Without limiting the foregoing but subject to the limitations set forth in this Agreement and the Collateral Documents, the Borrower will, and will cause each other Loan Party to,

execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(e) Notwithstanding the foregoing in this Section 5.09 or anything to the contrary in any Collateral Document, the Administrative Agent shall not require the Borrower or any other Loan Party or any of their respective Affiliates (i) to obtain or deliver any landlord waivers, estoppels, collateral access agreements or any similar documents or instruments, (ii) to take any action with respect to any property (whether now owned or hereafter acquired) located outside of the United States, and no Loan Party shall be required to enter into any collateral documentation governed by or required by the laws of any jurisdiction outside the United States in order to create or perfect any security interest in any such property, whether or not located in any jurisdiction outside of the United States (provided that, this clause (ii) shall not apply to pledge documentation entered into by a Loan Party prior to February 8, 2017 or pursuant to Section 5.09(c) in respect of the pledge of Equity Interests in any Foreign Pledge Subsidiary), (iii) to enter into any control agreements or other control arrangements, (iv) to take actions to perfect a security interest in respect of letter of credit rights to the extent not perfected by the filing of a Form UCC-1 financing statement, (v) to take any actions with respect to fixtures, (vi) to take actions to perfect a security interest in any Collateral if the cost, burden, difficulty or consequence of granting or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (vii) to take any action under the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), or (viii) to take any actions to perfect a security interest in a motor vehicle other than the filing of a Form UCC-1 financing statement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations (including Replacement Facilities in respect thereof subject to Section 2.23);

(b) Indebtedness existing on the Term Loan Effective Date (or, in the case of any revolving credit facility, available to be drawn) and set forth in Schedule 6.01 to the Disclosure Letter and extensions, refinancings, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (or, in the case of any revolving credit facility, does not increase the maximum principal amount available to be drawn thereunder), except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, refinancings or replacements;

(c) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d) Guarantees by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;

(f) Indebtedness as an account party in respect of trade or standby letters of credit, bank guarantees or bankers’ acceptances;

(g) Indebtedness secured by a Lien on any asset of the Borrower or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not in the aggregate exceed $60,000,000 at any time;

(h) unsecured Indebtedness in an aggregate principal amount not exceeding $200,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties permitted by this clause (h) shall not exceed $150,000,000 at any time outstanding;

(i) Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business or with respect to agreements providing for indemnification, adjustment of purchase price, earn-out payments, earnest money or similar obligations in connection with any Permitted Acquisitions, dispositions permitted by Section 6.03 or other uses provided for in clause (d) of the definition of Permitted Encumbrances;

(j) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of business;

(k) Indebtedness arising in connection with customary treasury or cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days after its incurrence;

(l) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(m) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(n) customary indemnification obligations pursuant to factoring or similar arrangements permitted pursuant to Section 6.03(viii);

(o) Indebtedness of any Person that becomes a Subsidiary after the Restatement Effective Date pursuant to a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(p) Indebtedness consisting of obligations under repurchase agreements;

(q) [reserved]; and

(r) Indebtedness under any indenture, document, agreement or instrument evidencing or entered into in connection with the Senior Notes, including any Guarantee of the foregoing; provided that the aggregate principal amount at any time outstanding of the Senior Notes shall not exceed $2,000,000,000.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances and Liens created under the Loan Documents (including Replacement Facilities in respect thereof subject to Section 2.23);

(b) any Lien on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of the Borrower or any Subsidiary existing on the Term Loan Effective Date and set forth in Schedule 6.02 to the Disclosure Letter; provided that (i) such Lien shall not apply to any other property or asset (other than any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Term Loan Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus any accrued and unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, refinancings or replacements);

(c) any Lien existing on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of any Person that becomes a Subsidiary after the Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets (other than any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus any accrued and unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, refinancing or replacements);

(d) Liens on fixed or capital assets (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01 or incurred by the Borrower, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets (other than any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) of the Borrower or any Subsidiary;

(e) Liens arising as a matter of law or created in the ordinary course of business in the nature of (i) normal and customary rights of setoff and bankers’ liens upon deposits of cash in favor of banks or other depository institutions and (ii) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions;

(f) Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;

(g) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to Indebtedness not otherwise prohibited under this Agreement;

(h) deposits as security for contested taxes or contested import or customs duties;

(i) Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor;

(j) Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds;

(k) any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof;

(l) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(n) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases;

(o) assignments of the right to receive income effected as part of the sale of a Subsidiary or a business unit that is otherwise permitted pursuant to Section 6.03;

(p) Liens securing obligations permitted under Section 6.01(p) (or any Indebtedness of the Borrower consisting of obligations described in Section 6.01(p)); provided that such liens shall apply to such investments against which such obligations are incurred, together with the income and proceeds thereof;

(q) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments relating to such property or assets;

(r) Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $80,000,000; and

(s) Liens securing Indebtedness and other obligations arising under any indenture, document, agreement or instrument evidencing or enter into in connection with any Senior Notes, including any Guarantee of the foregoing (including Liens in connection with the escrow of proceeds thereof); provided that (A) any such Indebtedness shall be permitted by Section 6.01(r), and (B) any such Liens (other than Liens in connection with the escrow of proceeds of the Senior Notes pending the application of such proceeds) shall be subject to the Intercreditor Agreement.

SECTION 6.03. Fundamental Changes and Asset Sales. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, rights or property (including Intellectual Property) (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) (A) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party or in which such surviving entity becomes a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity), and (B) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party;

(iii) (A) any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party and (B) any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Loan Party or another Subsidiary that is not a Loan Party and (C) any Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Subsidiary that is not a Loan Party in the ordinary course of business and at fair market value (as reasonably determined by the Borrower) or in an aggregate amount not to exceed $80,000,000 in any fiscal year of the Borrower;

(iv) the Borrower and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) (1) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business and (2) dispose of obsolete or worn out property, including involuntary loss, damage or destruction of property, (C) enter into licenses of Intellectual Property in the ordinary course of business (including, intercompany licensing of Intellectual Property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) (1) does not exceed $150,000,000 during any fiscal year of the Borrower and (2) does not exceed an aggregate amount of $450,000,000 from and after the Restatement Effective Date;

(v) (A) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) any Subsidiary that is a Loan Party may liquidate or dissolve to facilitate internal reorganizations;

(vi) the Borrower and its Subsidiaries may consummate Permitted Acquisitions;

(vii) the Borrower and its Subsidiaries may consummate Sale and Leaseback Transactions that are otherwise permitted by Section 6.01(e) and Section 6.02(d);

(viii) the sale or discount, in each case without recourse, of account receivables, including factoring and similar transactions, in each case arising in the ordinary course of business shall be permitted but only in connection with the compromise or collection thereof (including through factoring and similar transactions);

(ix) to the extent constituting a transfer or disposition, (A) the making of any Investment permitted pursuant to Section 6.04 or any Restricted Payment permitted pursuant to Section 6.07 and (B) the creation, incurrence or assumption of any Lien permitted under Section 6.02 shall be permitted;

(x) the use, transfer or disposition of cash or Permitted Investments in a manner that is not prohibited by the terms of this Agreement shall be permitted;

(xi) the Borrower and its applicable Subsidiaries may transfer to any Subsidiary any property acquired pursuant to a Permitted Acquisition to facilitate internal reorganizations;

(xii) the abandonment or other disposition of immaterial Intellectual Property or rights therein (including allowing any registrations or applications for registrations of any Intellectual Property or rights therein to lapse or go abandoned) shall be permitted;

(xiii) the surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business shall be permitted;

(xiv) the unwinding, settlement or termination of any Swap Agreement permitted under Section 6.05 shall be permitted;

(xv) with respect to Intellectual Property acquired pursuant to the Microsemi Acquisition, any sales, transfers, licenses or other dispositions by any Loan Party to the Borrower or its Subsidiaries of rights in respect of such Intellectual Property outside of North America and South America shall be permitted, provided that such sales, transfers, licenses and dispositions are made to facilitate (1) internal corporate reorganizations, (2) tax structuring strategies, and/or (3) Intellectual Property protection or exploitation strategies and, in each case, not in connection with the incurrence by the Borrower or any Subsidiary of Indebtedness and, to the extent determined by the Borrower in its business judgment, with preference given to structures where the legal title of such Intellectual Property remains with a Loan Party;

(xvi) sales, transfers or other dispositions of assets acquired pursuant to a Permitted Acquisition (including the Microsemi Acquisition) that in the judgment of the Borrower’s management are not necessary or desirable to carry out the Borrower’s business plans shall be permitted, to the extent binding agreements or letters of intent providing for such sales, transfers or other dispositions are entered into within 12 months (or 24 months in the case of the Microsemi Acquisition) after the acquisition of such assets;

(xvii) sales, transfers or other dispositions of assets acquired required by any Governmental Authority pursuant to the terms of the Microsemi Acquisition Agreement shall be permitted.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year for GAAP purposes from the basis in effect on the Restatement Effective Date; provided, that any Subsidiary acquired after the Restatement Effective Date may change its fiscal year for GAAP purposes to correspond with the Borrower’s fiscal year.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned (other than directors’ qualifying shares as required by law or shares held by nominees on behalf of the Borrower or any Subsidiary as required by law) Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a) Investments constituting Permitted Investments at the time made and Investments existing as of the Term Loan Effective Date and set forth in Schedule 6.04 to the Disclosure Letter and any Investments to be made pursuant to existing written commitments and set forth in Schedule 6.04 to the Disclosure Letter;

(b) Permitted Acquisitions, including the formation of any Subsidiary in connection with such Permitted Acquisition and the capitalization of such Subsidiary whether by capital contribution or intercompany loans;

(c) investments by the Borrower and its Subsidiaries existing on the Term Loan Effective Date in the Equity Interests of its Subsidiaries;

(d) investments, loans or advances made by the Borrower in or to any Subsidiary and made by any Subsidiary in or to the Borrower or any other Subsidiary (provided that not more than an aggregate amount equal to 10% of the Borrower’s Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower prior to each investment, loan or advance made pursuant to this clause (d), with such determination to remain in effect until the next such investment, loan or advance) in investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties);

(e) Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees of obligations not constituting Indebtedness;

(f) Investments consisting of extensions of credit in the nature of accounts receivable (including intercompany receivables and intercompany charges of expenses) or notes receivable arising from the grant of trade credit in the ordinary course of business and any prepayments and other credits to suppliers or vendors made in the ordinary course of business, endorsements for collection in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization;

(g) Investments arising out of the receipt of non-cash consideration for any disposition permitted by Section 6.03 and any Investments that consist of or result from any merger or consolidation permitted by Section 6.03;

(h) advances to officers, directors and employees of the Borrower and Subsidiaries made in the ordinary course of business and substantially consistent with past practice for travel, entertainment, relocation, commission advances and analogous ordinary business purposes;

(i) Investments arising under any Swap Agreement permitted pursuant to Section 6.05;

(j) to the extent constituting Investments, pledges and deposits permitted pursuant to clauses (c) and (d) of the definition of Permitted Encumbrances;

(k) Investments of any Person that becomes a Subsidiary after the Restatement Effective Date, provided that (i) such Investments exist at the time that such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(l) Investments received in connection with a sale, transfer or other disposition permitted by Section 6.03(a)(xv); and

(m) any other investment, loan or advance (other than acquisitions) so long as the aggregate outstanding amount of all such investments, loans and advances does not exceed 10% of the Borrower’s Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower prior to each investment, loan or advance made pursuant to this clause (m), which such determination to remain in effect until the next such investment, loan or advance).

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) the Borrower may enter into, and perform its obligations under, Permitted Call Spread Swap Agreements.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned (other than directors’ qualifying shares as required by law or shares held by nominees on behalf of the Borrower or any Subsidiary as required by law) Subsidiaries not involving any other Affiliate that is not a Subsidiary, (c) any Restricted Payment permitted by Section 6.07 or Investment permitted by Section 6.04, (d) indemnification arrangements and employee agreements, compensation arrangements (including equity-based compensation and reasonable and customary fees paid to directors) with and reimbursement of expenses of, in each case, current or former employees, officers and directors, (e) extraordinary retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof), (f) transactions listed on Schedule 6.06 to the Disclosure Schedule, (g) the issuance of Equity Interests of the Borrower to any Person, (h) advances to officers, directors and employees of the Borrower and its Subsidiaries permitted by Section 6.04(h), and (i) severance arrangements entered into in the ordinary course of business.

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends or make distributions ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or other eligible service providers of the Borrower and its Subsidiaries, (d) the Borrower may distribute rights pursuant to a stockholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such stockholder rights plan, (e) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of its Equity Interests, (f) the Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, (g) the Borrower may make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans, (h) the Borrower or any Subsidiary may receive or accept the return to the Borrower or any Subsidiary of Equity Interests of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims, (i) the Borrower or any Subsidiary may make cash payments in lieu of fractional shares in connection with the conversion of any Equity Interests or make cash settlement payments upon the exercise of warrants to purchase its Equity Interest or “net share settle” warrants, (j) payments or distributions to dissenting stockholders pursuant to applicable law, (k) the Borrower may enter into, exercise its rights and perform its obligations under Permitted Call Spread Swap Agreements, (l) on and following the Microsemi Acquisition Closing Date, the Borrower may declare and pay dividends in respect of its Equity Interests in an aggregate amount not to exceed in any fiscal quarter the greater of (i) $100,000,000 and (ii) 5.0% of Consolidated EBITDA calculated based on the latest financial statements delivered pursuant to Section 5.01, and (n) the Borrower and its Subsidiaries may make any other

Restricted Payment so long as, prior to making such Restricted Payment and after giving effect (including giving effect on a Pro Forma Basis) thereto (i) no Default or Event of Default has occurred and is continuing and (ii) the Senior Leverage Ratio (x) prior to the Microsemi Acquisition Closing Date is less than or equal to 2.75 to 1.00 or (y) on or after the Microsemi Acquisition Closing Date is less than or equal to 3.00 to 1.00.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to Permitted Qualifying Indebtedness, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (or obligations, as the case may be), (v) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof, (vi) the foregoing shall not apply to restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition), (vii) the foregoing shall not apply to contractual encumbrances or restrictions in effect as of the Term Loan Effective Date and set forth on Schedule 6.08 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) the foregoing shall not apply to customary provisions in joint ventures agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to Equity Interests in such joint venture), (viii) the foregoing shall not apply to customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations under the Loan Documents, (ix) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business, (x) the foregoing shall not apply to restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests and (xi) the foregoing shall not apply to prohibitions, restrictions or conditions set forth in any indenture, agreement, document or instrument evidencing or entered into in connection with any Senior Notes permitted by Section 6.01(r).

SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance voluntarily defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents, unless at the time of such payment, defeasance, purchase, redemption, retirement or acquisition, both immediately prior to and after giving effect (including giving effect on a Pro Forma Basis) thereto, (i) no Default or Event of Default has occurred and is continuing and (ii) the Senior Leverage Ratio is (x) prior to the Microsemi Acquisition Closing Date is less than or equal to 2.75 to 1.00 or (y) on or after the Microsemi Acquisition Closing Date is less than or equal to 3.00 to 1.00. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d) increases the rate of interest accruing on such Indebtedness;

(e) provides for the payment of additional fees or increases existing fees;

(f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

Notwithstanding the foregoing, this Section 6.09 shall not apply to any Indebtedness evidenced by Convertible Debt Securities.

SECTION 6.10. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, consummate any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $100,000,000 in the aggregate during any fiscal year of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries.

SECTION 6.11. Financial Covenants.

(a) Maximum Total Leverage Ratio. Without the written consent of the Required Revolving Lenders, the Borrower will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2017, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than (x) for any such period ended prior to the Microsemi Acquisition Closing Date, 5.00 to 1.00 and (y) for any such period ended on or after the Microsemi Acquisition Closing Date, (A) 6.75 to 1.00 for any such period ended on or after the Microsemi Acquisition Closing Date to (but excluding) the first anniversary of the Microsemi Acquisition Closing Date, (B) 6.25 to 1.00 for any such period ended on or after the first anniversary of the Microsemi Acquisition Closing Date to (but excluding) the second anniversary of the Microsemi Acquisition Closing Date and (C) 5.75 to 1.00 for any such period ended on or after the second anniversary of the Microsemi Acquisition Closing Date; provided that, for purposes of calculating the Total Leverage Ratio, any outstanding principal amount (up to, but not in excess of, $700,000,000 in the aggregate) in respect of the Junior Convertible Notes shall be excluded from such calculation. Notwithstanding the foregoing, for any period ended prior to the Microsemi Acquisition Closing Date, the Borrower shall be permitted to allow the maximum Total Leverage Ratio permitted under this Section 6.11(a) to be increased (i) to 5.50 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Acquisition occurring during the first of such four consecutive fiscal quarters (such fiscal quarters, the “Specified Quarters”) and (ii) to 5.25 to 1.00 for a period of the three consecutive fiscal quarters immediately following the Specified Quarters (such period of seven consecutive fiscal quarters, the “Adjusted Covenant Period”), in each case if the aggregate consideration paid or to be paid (whether in cash, stock or a combination thereof) in respect of such acquisition exceeds $200,000,000 (and in respect of which the Borrower shall provide notice at any time at or prior to the closing of such Permitted Acquisition in writing to the Administrative Agent (for distribution to the Lenders) of such increase and a transaction description of such acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price)), so long as the Borrower is in compliance on a Pro Forma Basis with the maximum Total Leverage Ratio of 5.50 to 1.00 on the closing date of such acquisition (calculated as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available but giving effect (including giving effect on a Pro Forma Basis) to such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms)); provided that it is understood and agreed that (w) during any Adjusted Covenant Period, the Borrower may, by written notice to the Administrative Agent (which notice shall be irrevocable), elect to terminate such Adjusted Covenant Period prior to the expiration of the seven consecutive fiscal quarter period originally comprising such Adjusted Covenant Period and in such case the maximum Total Leverage Ratio permitted under this Section 6.11(a) shall revert to 5.00 to 1.00 for the fiscal quarter identified by the Borrower in such written notice and such Adjusted Covenant Period shall be deemed to have ended immediately following the end of the last day of the fiscal quarter immediately preceding such identified fiscal quarter, (x) the Borrower may not elect a new Adjusted Covenant Period for at least one fiscal quarter following the end of an Adjusted Covenant Period (regardless of whether an Adjusted Covenant Period has ended due to seven consecutive fiscal quarters having elapsed or by operation of the immediately preceding clause (x) of this proviso), (y) at the end of an Adjusted Covenant Period, the maximum Total Leverage Ratio permitted under this Section 6.11(a) shall revert to 5.00 to 1.00 as of the end of such Adjusted Covenant Period and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above, and (z) the Borrower may elect an Adjusted Covenant Period not more than one time from and after February 8, 2017.

(b) Minimum Interest Coverage Ratio. Without the written consent of the Required Revolving Lenders, the Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2017, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense paid or payable in cash (including without limitation, any Consolidated Interest Expense in respect of the Junior Convertible Notes), in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than (x) 3.50 to 1.00 for any period ended prior to the Microsemi Acquisition Closing Date or (y) 3.25 to 1.00 for any period ended on or after the Microsemi Acquisition Closing Date.

(c) Maximum Senior Leverage Ratio. Without the written consent of the Required Revolving Lenders, the Borrower will not permit the ratio (the “Senior Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2017, of (i) Consolidated Senior Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than (x) 3.50 to 1.00 for any period ended prior to the Microsemi Acquisition Closing Date or (y) for any period ended on or after the Microsemi Acquisition Closing Date (A) 4.75 to 1.00 for any such period ended from (and including) the Microsemi Acquisition Closing Date to (but excluding) the first anniversary of the Microsemi Acquisition Closing Date, (B) 4.25 to 1.00 for any such period ended on or after the first anniversary of the Microsemi Acquisition Closing Date to (but excluding) the second anniversary of the Microsemi Acquisition Closing Date and (C) 3.75 to 1.00 for any such period ended on or after the second anniversary of the Microsemi Acquisition Closing Date.

The provisions of this Section 6.11 are for the benefit of the Revolving Lenders only and the Required Revolving Lenders may amend, waive, or otherwise modify this Section 6.11 or the defined terms used in this Section 6.11 (solely in respect of the use of such defined terms in this Section 6.11) or waive any Default or Event of Default resulting from a breach of this Section 6.11 without the consent of any Lenders other than the Required Revolving Lenders in accordance with the provisions of Section 9.02(c).

SECTION 6.12. Sanctions Laws and Regulations.

(a) The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Designated Person, or in any Sanctioned Country or (iii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b) None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or Sanctioned Countries.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any written report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or 5.09 or in Article VI; provided that Borrower’s failure to observe or perform any covenant, condition or agreement contained in Section 6.11 (a “Financial Covenant Event of Default”) shall not in and of itself constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Lenders have terminated the Revolving Commitments or declared the Revolving Loans (if any) to be immediately due and payable as a result of such Financial Covenant Event of Default (and such declaration has not been rescinded on or before such date);

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security or any Senior Notes pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Swap Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by a creditworthy insurer that has not denied coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor holding a judgment in excess of $100,000,000 to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o) any Collateral Document shall for any reason fail to create a valid and perfected (to the extent perfection is required under the terms of the Loan Documents) first priority security interest, subject to Liens permitted by Section 6.02, in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

then,

(A) in every such event other than (i) an event with respect to the Borrower described in clause (h) or (i) of this Article or (ii) a Financial Covenant Event of Default, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law;

(B) in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(C) in case of a Financial Covenant Event of Default and at any time thereafter during continuance of such event, the Required Revolving Lenders may take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that the Required Revolving Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), no Letters of Credit are outstanding or unreimbursed (except to the extent the Borrower has cash collateralized such Letters of Credit in accordance with Section 2.06(j)) and the Revolving Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by the Required Revolving Lenders. At such time as the Required Revolving Lenders have terminated the Revolving Commitments or declared the Revolving Loans (if any) to be immediately due and payable as a result of such Financial Covenant Event of Default (and such declaration has not been rescinded on or before such date) pursuant to this clause (C), the Majority in Interest of the Term Loans may request the Administrative Agent to declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower, and seventh, to the Borrower or to whomever shall be legally entitled thereto. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

ARTICLE VIII

The Administrative Agent

Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents (including, for the avoidance of doubt, the Intercreditor Agreement or any other intercreditor agreement with respect to this Agreement and/or any indenture, document, instrument or agreement evidencing or entered into in connection with any Senior Notes), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or any Related Parties of any of the foregoing that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the Borrower’s approval (not to be unreasonably withheld or delayed; provided that no such approval shall be required if an Event of Default has occurred and is continuing). If no successor shall have (i) been so appointed by the Required Lenders (and approved by the Borrower) and (ii) accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any amendment thereof or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any amendment thereof or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders or other Persons, if any, identified in this Agreement as a Co-Syndication Agent, Co-Documentation Agent, Joint Bookrunner or Joint Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders or such other Persons shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders and such other Persons in their respective capacities as Co-Syndication Agents, Co-Documentation Agents, Joint Bookrunners or Joint Lead Arrangers, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party (including, for the avoidance of doubt, the Intercreditor Agreement or any other intercreditor agreement with respect to this Agreement and/or any Senior Notes) and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any

Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Québec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Borrower and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Pledge Agreement which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Secured Parties. Each Lender (on behalf of itself and its affiliated Secured Parties) hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Pledge Agreement, accept as its agent in its name and on its behalf any pledge or other creation of any accessory security right in relation to this Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf any amendments, supplements and other alterations to any such Pledge Agreement and to release on behalf of any such Lender or Secured Party any such Pledge Agreement and any pledge created under any such Pledge Agreement in accordance with the provisions herein and/or the provisions in any such Pledge Agreement.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (other than any Pledged Equity) (i) upon the termination of all the Commitments, and payment and satisfaction in full in cash of all Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, in each case not due and payable, and other obligations expressly stated to survive such payment or termination), (ii) constituting property being sold or disposed by any Loan Party in compliance with the terms of this Agreement (and the Administrative Agent has received an officer’s certificate of the Borrower certifying as to the same), or property being sold or disposed of by any Loan Party pursuant to any effective written consent to the release of such Lien on such Collateral pursuant to this Agreement, or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. It is understood and agreed that, except as provided in this paragraph or in any Collateral Document, no agreement entered into pursuant to Section 9.02(b) shall release all or substantially all of the Collateral without the written consent of each Lender. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document (other than any Pledged Equity) to the holder of any Lien on such property that is permitted by Section 6.02(d) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 2355 West Chandler Boulevard, Chandler, Arizona 85224, Attention of J. Eric Bjornholt, CFO (Telecopy No. (480) 792-4133; Telephone No. (480) 792-7804), with a copy to (in the case of a notice of Default) Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, Attention of J. Robert Suffoletta, Jr., Esq. (Telecopy No. (512) 338-5499; Telephone No. (512) 338-5400);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of April Yebd (Telecopy No. (888) 490-5665; jpm.agency.servicing.1@jpmorgan.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Loan_and_Agency_London@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 560 Mission Street, San Francisco, California 94105 Attention of Caitlin Stewart (Telecopy No. (415) 367-4725; caitlin.r.stewart@jpmorgan.com);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Stacy Slaton (Telecopy No. (312) 385-7107; stacy.l.slaton@jpmchase.com and Chicago.LC.Agency.Closing.Team@jpmorgan.com);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (888) 292-9533; jpm.agency.servicing.4@jpmchase.com); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, Section 2.23 with respect to Replacement Facilities or Section 2.14(b) with respect to an alternate rate of interest, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that the establishment of an alternate rate of interest pursuant to Section 2.14(b) shall not constitute a reduction in the rate of interest, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or the percentage with respect to any Class of Lenders in the definition of the term “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 or 2.23 to be parties to an Incremental Term Loan Amendment or Replacement Financing, Incremental Term Loans and Replacement Financing may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Term Loan Effective Date), (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty other than in accordance with the Loan Documents, without the written consent of each Lender, (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender or (viii) amend or otherwise modify any provision of the Loan Documents in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holdings Loans of any other Class, without the consent of the Majority in Interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, (i) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties party to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment and Replacement Financing pursuant to Section 2.23) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders and (ii) only the consent of the Required Revolving Lenders shall be necessary to amend, waive or modify the terms and provisions of Section 6.11, the antepenultimate paragraph of Article VII (and related definitions as used therein, but not as used in other Sections of this Agreement), any conditions to the Borrowing of any Revolving Loans, and the definition of “Required Revolving Lender,” and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment or termination), (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.11(b), 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment or (ii) to implement the “market flex” provisions set forth in the Arranger Fee Letter (as defined in the Commitment Letter).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach in bad faith by such Indemnitee of its express contractual obligations under the Loan Documents pursuant to a claim made by the Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender, and each Related Party of any of the foregoing Persons, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and its Related Parties, and each Revolving Lender severally agrees to pay to the Issuing Bank and its Related Parties or the Swingline Lender and its Related Parties, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and after giving effect to the reallocation provisions of Sections 2.05(c) and 2.06(d)) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Revolving Commitments and Revolving Loans) or $500,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or a Parent of a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower or any Subsidiary through (x) Dutch Auctions open to all Term Lenders of a particular Class on a pro rata basis or (y) open market purchases, in each case subject to the following limitations:

(i) the Borrower and each applicable Subsidiary shall either (x) represent and warrant as of the date of any such assignment or purchase, that it does not have any material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities that has not been disclosed to the assigning Term Loan Lender (unless such assigning Term Lender does not wish to receive material non-public information with respect to the Borrower or the Subsidiaries or any of their respective securities) prior to such date or (y) disclose that it cannot make the representation and warranty described in clause (x);

(ii) immediately upon the effectiveness of such assignment or purchase of Term Loans from a Term Lender to the Borrower or any Subsidiary, such Term Loans shall automatically and permanently be cancelled and shall thereafter no longer be outstanding for any purpose hereunder;

(iii) the Borrower or such Subsidiary shall not use the proceeds of a Revolving Loan for any such assignment; and

(iv) no Event of Default shall have occurred and be continuing at the time of such assignment or purchase.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Term Loan Effective Date.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided however, that (i) the interpretation of the definition of “Microsemi Material Adverse Effect” (and whether or not a Microsemi Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Microsemi Acquisition Agreement representation and whether as a result of any inaccuracy thereof the Borrower or any of its Affiliates has the right to terminate its or their obligations under the Microsemi Acquisition Agreement or to decline to consummate the Microsemi Acquisition and (iii) the determination of whether the Microsemi Acquisition has been consummated in accordance with the terms of the Microsemi Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a “need to know” basis to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent reasonably determined by the Administrative Agent, the Issuing Bank and the Lenders to be necessary under the circumstances, in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries (including, without limitation, any Information received from representatives of the Borrower) and other than information pertaining to this Agreement routinely provided by arrangers to industry trade publications, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Original Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, in each case not due and payable, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in Pledged Equity which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Pledged Equity, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Pledged Equity to the Administrative Agent or otherwise deal with such Pledged Equity in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19. Release of Collateral (other than Pledged Equity).

(a)    The Liens granted to the Administrative Agent by the Loan Parties shall automatically terminate on Collateral (other than Pledged Equity) upon any sale or other disposition by any Loan Party of such Collateral in compliance with the terms of this Agreement, or upon the sale or other disposition by any Loan Party of such property pursuant to any effective written consent to the release of the Lien on such Collateral pursuant to this Agreement. Upon delivery by the Borrower to the Administrative Agent of an officer’s certificate certifying that such sale or disposition was made in compliance with the terms of this Agreement or pursuant to such written consent to release (and the Administrative Agent may rely conclusively on such certificate without further inquiry), the Administrative Agent shall execute and deliver to the applicable Loan Party at such Loan Party’s expense and without recourse or warranty, all UCC termination statements, releases and similar documents that the Borrower or such Loan Party shall reasonably request to evidence such release.

(b)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, in each case not due and payable, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Liens granted to the Administrative Agent by the Loan Parties on the Collateral (other than the Pledged Equity) shall automatically terminate, all without delivery of any instrument or performance of any act by any Person, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Affiliate of a Lender party to a Swap Agreement or Banking Services Agreement) shall execute and deliver to the Loan Parties at the Loan Parties’ expense and without recourse or warranty, all UCC termination statements, releases and similar documents that any Loan Party shall reasonably request to evidence such termination.

SECTION 9.20. Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, the Administrative Agent, the Lead Arrangers and the Bookrunners and their respective Affiliates (the “Relevant Parties”), and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letter of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemptions are satisfied will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement;

(iii)    such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letter of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied, and the conditions of such exemption are satisfied and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Relevant Parties, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Relevant Parties is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, or any of the other Loan Documents);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time;

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letter of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to any Relevant Party for investment advice (as opposed to other services) in connection with the Loans, the Letter of Credit, the Commitments or this Agreement.

(c)    Each of the Administrative Agent, the Lead Arrangers and the Bookrunners hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letter of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letter of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letter of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 9.20, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE X

Collection Allocation Mechanism

(a) On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Revolving Loan and LC Disbursement denominated in a Foreign Currency shall automatically and without any further action required, be converted into Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the Dollar Amount of such amount and on and after such date all amounts accruing and owed to any Revolving Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Revolving Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Revolving Lender, each Person acquiring a participation from any Revolving Lender as contemplated by Section 9.04, and the Borrower hereby consents and agrees to the CAM Exchange. The Borrower and the Revolving Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).

(c) In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by the Issuing Bank that is not reimbursed by the Borrower, then (i) each Revolving Lender shall, in accordance with Section 2.06(d), promptly purchase from the Issuing Bank the Dollar equivalent of a participation in such LC Disbursement in the amount of such Lender’s Applicable Percentage (after giving effect to the reallocation provisions of Section 2.06(d)) of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with paragraph (b) above, the Revolving Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Revolving Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.

(d) Nothing in this Article shall prohibit the assignment by any Revolving Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

MICROCHIP TECHNOLOGY INCORPORATED, as the Borrower

By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	Vice President and Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and individually as Initial Term Lender

By	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Executive Director

Signature Page to Amended and Restated Credit Agreement

Schedule 1.01

AUCTION PROCEDURES

This outline is intended to summarize certain basic terms of procedures with respect to Dutch Auctions pursuant to and in accordance with the terms and conditions of Section 9.04(e) of the Credit Agreement to which this Schedule 1.01 is attached. It is not intended to be a definitive list of all of the terms and conditions of a Dutch Auction and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Dutch Auction (the “Offer Documents”). None of the Administrative Agent (the “Auction Manager”) or any of its Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Dutch Auction as a Lender) or whether or not the Borrower or any Subsidiary should purchase by assignment any Term Loans from any Lender pursuant to any Dutch Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Dutch Auction and the Offer Documents. Capitalized terms not otherwise defined in this Schedule 1.01 have the meanings assigned to them in the Credit Agreement.

Summary. The Borrower and any Subsidiary may purchase (by assignment) Term Loans on a by conducting one or more Dutch Auctions open to all Term Lenders of the applicable Class on a pro rata basis pursuant to the procedures described herein; provided that no more than one Dutch Auction may be ongoing at any one time.

Notice Procedures. In connection with each Dutch Auction, the Borrower or the applicable Subsidiary (as applicable, the “Offeror”) will provide notification to the Auction Manager (for distribution to the applicable Lenders) of the Term Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Dutch Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $1,000,000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Dutch Auction and (iii) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager prior to the then applicable Expiration Time, provided however that only one extension per offer shall be permitted. A Dutch Auction shall be regarded as a “Failed Auction” in the event that either (x) the Offeror withdraws such Dutch Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, the Offeror shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Date, as the case may be. The Auction Manager will deliver a copy of the Offer Documents to each Lender promptly following completion thereof.

Reply Procedures. In connection with any Dutch Auction, each Lender holding Term Loans that are the subject of such Dutch Auction wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Dutch Auction within the Discount Range for the Dutch Auction that will allow the Offeror to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). Subject to “Proration Procedures” below, the Offeror shall purchase (by assignment) Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Offeror may only withdraw a Dutch Auction by written notice to the Auction Manager so long as no Qualifying Bids have been received by the Auction Manager. Furthermore, in connection with any Dutch Auction, upon submission by a Lender of a Return Bid, such Lender will not have withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled. However, a Dutch Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 9.04(e) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Section 9.04(e). The purchase price for all Term Loans purchased in a Dutch Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the final date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of a Dutch Auction will be determined by the Auction Manager in consultation with the Offeror, and their determination will be conclusive, absent manifest error. The Auction Manager’s interpretation, in consultation with the Offeror of the terms and conditions of the Offer Document will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Subsidiaries or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Article VIII of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Dutch Auction.

This Schedule 1.01 shall not require the Borrower or any Subsidiary to initiate any Dutch Auction, nor shall any Lender be obligated to participate in any Dutch Auction.

SCHEDULE 2.01

COMMITMENTS

LENDER	2023 DOLLAR TRANCHE COMMITMENT	2023 MULTICURRENCY TRANCHE COMMITMENT	2020 DOLLAR TRANCHE COMMITMENT	2020 MULTICURRENCY TRANCHE COMMITMENT	INITIAL TERM COMMITMENT
JPMORGAN CHASE BANK, N.A.	$0	$200,000,000	$0	$0	$3,000,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$0	$200,000,000	$0	$0	$0
BANK OF AMERICA, N.A.	$0	$200,000,000	$0	$0	$0
HSBC BANK USA, NATIONAL ASSOCIATION	$0	$200,000,000	$0	$0	$0
BMO HARRIS BANK, N.A.	$0	$200,000,000	$0	$0	$0
U.S. BANK NATIONAL ASSOCIATION	$0	$200,000,000	$0	$0	$0
SUNTRUST BANK	$0	$200,000,000	$0	$0	$0
MUFG BANK, LTD., FORMERLY KNOWN AS THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$0	$200,000,000	$0	$0	$0
FIFTH THIRD BANK	$0	$200,000,000	$0	$0	$0
ROYAL BANK OF CANADA	$0	$200,000,000	$0	$0	$0
DBS BANK LTD.	$0	$200,000,000	$0	$0	$0
MIZUHO BANK, LTD.	$0	$200,000,000	$0	$0	$0
BNP PARIBAS	$0	$200,000,000	$0	$0	$0
THE BANK OF NOVA SCOTIA	$0	$200,000,000	$0	$0	$0
BBVA COMPASS	$0	$140,000,000	$0	$0	$0
CITIZENS BANK, N.A.	$0	$115,000,000	$0	$0	$0
THE TORONTO-DOMINION BANK, NEW YORK BRANCH	$0	$115,000,000	$0	$0	$0
BRANCH BANKING AND TRUST COMPANY	$0	$0	$0	$109,700,000	$0
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$0	$100,000,000	$0	$0	$0
SANTANDER BANK, N.A.	$0	$100,000,000	$0	$0	$0
NATIONAL BANK OF ARIZONA	$0	$0	$0	$60,000,000	$0
BOKF, NA D/B/A BANK OF ARIZONA	$0	$55,000,000	$0	$0	$0
MIDFIRST BANK	$50,000,000	$0	$0	$0	$0
THE NORTHERN TRUST COMPANY	$0	$0	$0	$35,000,000	$0
HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY	$0	$0	$30,000,000	$0	$0
THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH	$25,000,000	$0	$0	$0	$0
LAND BANK OF TAIWAN, NEW YORK BRANCH	$20,000,000	$0	$0	$0	$0
TAIWAN BUSINESS BANK, LOS ANGELES BRANCH	$20,000,000				$0
MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., NEW YORK BRANCH	$15,000,000	$0	$0	$0	$0
CHANG HWA COMMERCIAL BANK, LTD.	$15,000,000	$0	$0	$0	$0
BANK OF TAIWAN, NEW YORK BRANCH	$15,000,000	$0	$0	$0	$0
TAIWAN COOPERATIVE BANK	$15,000,000	$0	$0	$0	$0
E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH	$0	$0	$9,562,500	$0	$0
TOTAL	$175,000,000	$3,425,000,000	$39,562,500	$204,700,000	$3,000,000,000

Agreed Form

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Microchip Technology Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of May 29, 2018, among Microchip Technology Incorporated, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as may be amended, restated, supplemented or otherwise modified from time to time

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender

By
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Multicurrency Tranche Commitment”, “Term Loan Commitment”, etc.).
[3]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to:][4]
MICROCHIP TECHNOLOGY INCORPORATED

By
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic System or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic Signature shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF INTERCREDITOR AGREEMENT

B-1

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate amount of certain of the Revolving Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its applicable Revolving Commitments and/or to participate in such a tranche;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its applicable Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its [2023 Multicurrency Tranche][2023 Dollar Tranche] Commitment increased by $[        ], thereby making the aggregate amount of its total [2023 Multicurrency Tranche][2023 Dollar Tranche] Commitments equal to $[        ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[        ] with respect thereto].

2.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

C-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MICROCHIP TECHNOLOGY INCORPORATED

By
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By
Name:
Title:

C-2

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), to the Amended and Restated Credit Agreement, dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.    The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [[2023 Multicurrency Tranche][2023 Dollar Tranche] Commitment with respect to Revolving Loans of $[        ]] [and] [a commitment with respect to Incremental Term Loans of $[        ]].

2.    The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.    The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

4.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.1

5.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

[1]	This representation and warranty is not required for Supplements entered into on the Microsemi Acquisition Closing Date.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MICROCHIP TECHNOLOGY INCORPORATED

By
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

MICROCHIP TECHNOLOGY INCORPORATED

CREDIT FACILITIES

May 29, 2018

LIST OF CLOSING DOCUMENTS1

LOAN DOCUMENTS

Amended and Restated Credit Agreement by and among Microchip Technology Incorporated, a Delaware corporation (the “Borrower”), the institutions parties thereto as Lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), dated as of May 29, 2018, by and among the Borrower, the institutions from time to time parties thereto as Lenders and the Administrative Agent (the “Restated Credit Agreement”).

SCHEDULES TO RESTATED CREDIT AGREEMENT

Schedule 1.01	—	Auction Procedures
Schedule 2.01	—	Commitments

EXHIBITS TO RESTATED CREDIT AGREEMENT

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Intercreditor Agreement
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F	—	Form of Subsidiary Guaranty
Exhibit G-1	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit G-2	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit G-3	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit G-4	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit H-1	—	Form of Borrowing Request
Exhibit H-2	—	Form of Interest Election Request
Exhibit I		Form of Security Agreement

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Restated Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

E-1

Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Restated Credit Agreement.

Amended and Restated Pledge and Security Agreement executed by the Borrower and the Subsidiary Guarantors (collectively with the Borrower, the “Loan Parties”) in favor of the Administrative Agent.

Amended and Restated Guaranty executed by the Subsidiary Guarantors in favor of the Administrative Agent.

CORPORATE DOCUMENTS

Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Restated Credit Agreement.

Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

OPINION

Opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Loan Parties.

CLOSING CERTIFICATES AND MISCELLANEOUS

A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) the Microsemi Acquisition shall be consummated in all material respects pursuant to the Microsemi Acquisition Agreement, substantially concurrently with the funding of the Microsemi Acquisition Loans, and no provision of the Microsemi Acquisition Agreement shall have been amended or waived except to the extent permitted by clause (a) of the definition of “Microsemi Acquisition Conditions”, (ii) since December 31, 2017, there shall not have been or have occurred or there shall not exist any Microsemi Material Adverse Effect, (iii) the representations and warranties set forth in clause (f) of the definition of “Microsemi Acquisition Conditions” shall be true and correct as of the Microsemi Acquisition Closing Date.

A solvency certificate signed by a Financial Officer of the Borrower in the form attached to the Commitment Letter pursuant to clause (c) of the definition of “Microsemi Acquisition Conditions”.

E-2

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of May 29, 2018, by and among each of the undersigned (the “Initial Guarantors”) and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined below), under the Credit Agreement referred to below.

WITNESSETH

WHEREAS, Microchip Technology Incorporated, a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as lenders, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”), entered into that certain Amended and Restated Credit Agreement dated as of May 18, 2018 (the “Existing Credit Agreement”);

WHEREAS, pursuant to the Existing Credit Agreement, the Borrower and the Guarantors entered into a General Reaffirmation Agreement, dated as of May 18, 2018 in favor of the Administrative Agent for the benefit of the lenders party to the Existing Credit Agreement and the other parties referred to therein in order to reaffirm the guarantees and remaining payment and performance obligations under the Guaranty dated as of June 27, 2013 (as amended, restated, supplemented, amended and restated or reaffirmed prior to the date hereof, the “Existing Guaranty”);

WHEREAS, on the date hereof, the Borrower, certain banks and other financial institutions parties thereto as lenders (the “Lenders”) and the Administrative Agent amended and restated the Existing Credit Agreement pursuant to Section 2.20 of the Existing Credit Agreement in order to, among other things, (i) provide term loans in an aggregate principal amount of $3,000,000,000 and (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement and evidence the term loans as part of the Obligations (the “Credit Agreement”);

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.09 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrower;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Guaranty as of the Term Loan Effective Date as follows:

Section 1.    Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

Section 2.    Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to each Holder of Guaranteed Obligations and the Administrative Agent as of the date of this Guaranty (which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan or issuance of any Letter of Credit) that:

(A)    It is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite corporate, partnership or limited liability company, as the case may be, authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)    It (to the extent applicable) has the requisite power and corporate, partnership or limited liability company, as the case may be, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(C)    Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any applicable law or regulation or its charter, by-laws or other organizational documents or violate or result in a default under any indenture, material agreement or other material instrument binding upon it or its assets, or give rise thereunder to require any payment to be made by it, or (ii) result in the creation or imposition of any Lien on any of its assets, other than Liens created under the Pledge Agreements (if applicable). No consent or approval of, registration or filing with, or any action by, any Governmental Authority is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty, except such as have been obtained or made and are in full force and effect.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment, Letter of Credit (other than a Letter of Credit that has become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent), Loan, interest or fees outstanding under the Credit Agreement or any other amount payable under the Credit Agreement or any other Guaranteed Obligations (as defined below) shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

Section 3.    The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Credit

Agreement, (ii) any obligations of the Borrower to reimburse LC Disbursements (“Reimbursement Obligations”), (iii) all obligations of the Borrower owing to any Lender or any Affiliate of any Lender under any Swap Agreement or Banking Services Agreement, (iv) all other amounts payable by the Borrower or any of its Subsidiaries under the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Guaranteed Obligations”) (provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor)). Notwithstanding the foregoing and for the avoidance of doubt, any obligations arising from Permitted Call Spread Swap Agreements and all other amounts payable under Permitted Call Spread Swap Agreements shall not constitute Guaranteed Obligations. Upon (x) the failure by the Borrower or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

Each of the Guarantors hereby irrevocably and unconditionally agrees, jointly and severally with the other Guarantors, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Holders of Guaranteed Obligations immediately on demand against any cost, loss or liability they incur as a result of the Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Guarantor under this Guaranty on the date when it would have been due (but so that the amount payable by each Guarantor under this indemnity will not exceed the amount which it would have had to pay under this Guaranty if the amount claimed had been recoverable on the basis of a guaranty).

Notwithstanding anything to the contrary in any Loan Document, the guarantee provided by each of Microchip Technology LLC and Silicon Storage Technology LLC, so long as each remains a Foreign Sub Holdco, shall be without recourse to voting Equity Interests in excess of 65%, in the aggregate, of Microchip Technology Malta Limited.

Section 4.    Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A)    any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B)    any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(C)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D)    any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(E)    the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F)    the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G)    the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H)    the election by, or on behalf of, any one or more of the Holders of Guaranteed Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;

(I)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters;

(J)    the disallowance, under Section 502 of the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters, of all or any portion of the claims of the Holders of Guaranteed Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L)    any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

Section 5.    Continuing Guarantee; Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment or termination) shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document (including a payment effected through a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Holder of Guaranteed Obligations in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

Section 6.    General Waivers; Additional Waivers.

(A)    General Waivers. Each of the Guarantors irrevocably waives to the extent permitted by applicable law acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives to the fullest extent permitted by law:

(i)    any right it may have to revoke this Guaranty as to future indebtedness arising under the Loan Documents;

(ii)    (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and Holders of Guaranteed Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)    its right, if any, to require the Administrative Agent and the other Holders of Guaranteed Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Guaranteed Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives to the extent permitted by applicable law any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)    (a) any rights to assert against the Administrative Agent and the other Holders of Guaranteed Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Guaranteed Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Guaranteed Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Guaranteed Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Guaranteed Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Guaranteed Obligations; or (b) any election by the Administrative Agent and the other Holders of Guaranteed Obligations under the Bankruptcy Code or any other applicable federal, state, provincial, municipal, local or foreign law relating to such matters, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

Section 7.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)    Subordination of Subrogation. Until the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) have been paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations, (ii) waive to the extent permitted by applicable law any right to enforce any remedy which the Holders of Guaranteed Obligations, the Issuing Bank or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (iii) waive to the extent permitted by applicable law any benefit of, and any right to participate in, any security or collateral given to the Holders of Guaranteed Obligations, the Issuing Bank and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Guaranteed Obligations or the Issuing Bank. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) and (B) waives to the extent permitted by applicable law any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) are paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Guaranteed Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Guaranteed Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B)    Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment); provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Guaranteed Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Guaranteed Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Guaranteed Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Guaranteed Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Guaranteed Obligations have been terminated, except as otherwise permitted by the Credit Agreement, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

Section 8.    Contribution with Respect to Guaranteed Obligations.

(A)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guaranteed Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) and termination of the Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(C)    This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E)    The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than obligations under any Swap Agreement or Banking Services Agreement, and other obligations expressly stated to survive such payment) and the termination of the Credit Agreement.

Section 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

Section 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Borrower at the address of the Borrower set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Section 9.01.

Section 11.    No Waivers. No failure or delay by the Administrative Agent or any other Holder of Guaranteed Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.    Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Guaranteed Obligations and their respective successors and permitted assigns; provided, that, subject to the terms of the Credit Agreement, no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent, and any such assignment in violation of this Section 12 shall be null and void (provided further that nothing contained in this Section shall prohibit or otherwise restrict any merger, sale or other transfer permitted by Section 6.03 of the Credit Agreement); and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

Section 13.    Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

Section 14.    GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 15.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A)    CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY OF NEW YORK.

(B)    WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM (OTHER THAN ANY COMPULSORY COUNTERCLAIM) RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.

(C)    TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

Section 16.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

Section 17.    Taxes, Expenses of Enforcement, Etc.

(A)    Taxes.

(i)    Each payment by any Guarantor hereunder or under any promissory note or application for a Letter of Credit shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. To the extent such withheld Taxes are Indemnified Taxes, then the amount payable by the Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(ii)    In addition, such Guarantor making a payment hereunder or under any promissory note or application for a Letter of Credit shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)    As soon as practicable after any payment of Indemnified Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(iv)    The Guarantors shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts payable under this Section 17(A)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 17(A) shall be paid within ten (10) days after the Recipient delivers to any Guarantor a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Lender making a claim under this Section 17(A) on behalf of any of its beneficial owners, an indemnity payment under this Section 17(A) shall be due only to the extent that such Lender is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.

(v)    By accepting the benefits hereof, each Lender agrees that it will comply with Section 2.17(f) of the Credit Agreement.

(B)    Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Guaranteed Obligations for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by the Administrative Agent or any other Holder of Guaranteed Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.

Section 18.    Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Guaranteed Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Guaranteed Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Guaranteed Obligations (including the Administrative Agent) or any of their respective affiliates.

Section 19.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Guaranteed Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Guaranteed Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Guaranteed Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Guaranteed Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

Section 20.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Section 21.    Merger. This Guaranty, together with the Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Guaranteed Obligations (including the Administrative Agent).

Section 22.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

Section 23.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Guaranteed Obligations under Section 2.18 of the Credit Agreement, such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

Section 24.    Termination of Guaranty. The obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 9.14 of the Credit Agreement.

Section 25.    Counterparts. This Guaranty may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Guaranty by the Guarantors by Electronic System or delivery of an executed counterpart of a signature page of this Guaranty by any Electronic Signature shall be effective as delivery of a manually executed counterpart of this Guaranty.

Section 26.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 26 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 27.    California Waivers. To the extent California law applies, in addition to and not in lieu of any other provisions of this Guaranty, each Guarantor represents, warrants, covenants and agrees as follows:

(a)    The obligations of such Guarantor under this Guaranty shall be performed without demand by any Secured Party and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Agreements or Banking Services Agreements, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Guarantor hereby waives to the extent permitted by law any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so such Guarantor shall be liable even if the Borrower or the relevant Subsidiary had no liability at the time of execution of the applicable Loan Documents, Swap Agreements or Banking Services Agreements, or thereafter ceases to be liable. Each Guarantor hereby waives to the extent permitted by law any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so such Guarantor’s liability may be larger in amount and more burdensome than that of the Borrower and/or the relevant Subsidiary. Each Guarantor hereby waives to the extent permitted by law the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and agrees that such Guarantor’s obligations shall not be affected by any circumstances, whether or not referred to in this Guaranty which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Guarantor hereby waives to the extent permitted by law the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder.

(b)    In accordance with Section 2856 of the California Civil Code, each Guarantor hereby waives to the extent permitted by law all rights and defenses arising out of an election of remedies by any Secured Party even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed or otherwise impaired such Guarantor’s rights of subrogation and reimbursement against the principal. Each Guarantor hereby authorizes and empowers the Secured Parties to exercise, in their sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of such Guarantor that its obligations under this Guaranty shall be absolute, independent and unconditional under any and all circumstances. Specifically, and without in any way limiting the foregoing, each Guarantor hereby waives to the extent permitted by law any rights of subrogation, indemnification, contribution or reimbursement arising under Sections 2846, 2847, 2848 and 2849 of the California Civil Code or any other right of recourse to or with respect to the Borrower or any Subsidiary, any constituent of the Borrower or any Subsidiary, any other Person, or the assets or property of any of the foregoing or to any collateral for the Obligations until all of the Obligations (other than obligations under any Swap Agreement or Banking Services Agreement, in each case not due and payable, and other obligations expressly stated to survive such payment or termination) have been paid and satisfied in full in cash and the Commitments have terminated or expired and all Letters of Credit have expired or terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent). In connection with the foregoing, each Guarantor expressly waives to the extent permitted by law any and all rights of subrogation against the Borrower or any Subsidiary, and each Guarantor hereby waives to the extent permitted by law any rights to enforce any remedy which any Secured Party may have against the Borrower or any Subsidiary and any right to participate in any collateral for the Obligations.

(c)    Without limiting the generality of the foregoing, each Guarantor hereby waives, to the fullest extent permitted by law, diligence in collecting the Obligations, presentment, demand for payment, protest, all notices with respect to this Guaranty, or any other Loan Document, Swap Agreement or Banking Services Agreement which may be required by statute, rule of law or otherwise to preserve the Secured Parties’ rights against such Guarantor under this Guaranty, including, but not limited to, notice of acceptance, notice of any amendment of the Loan Documents, any Swap Agreement or any Banking Services Agreement, notice of the occurrence of any default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by the Borrower or any Subsidiary of any obligation or Indebtedness.

(d)    Without limiting the foregoing, each Guarantor waives to the extent permitted by law all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive, including any and all rights or defenses such Guarantor may have by reason of protection afforded to the Borrower or any Subsidiary with respect to any of the obligations of such Guarantor under this Guaranty by reason of a nonjudicial foreclosure or pursuant to the antideficiency or other laws of the State of California limiting or discharging the Obligations. Without limiting the generality of the foregoing, each Guarantor hereby expressly waives to the extent permitted by law any and all benefits under California Code of Civil Procedure Sections 580(b) (which Section, if such Guarantor had not given this waiver, would otherwise limit the Secured Parties’ right to recover a deficiency judgment with respect to purchase money obligations).

(e)    Likewise, each Guarantor waives to the extent permitted by law (i) any and all rights and defenses available to such Guarantor under California Civil Code Sections 2899 and 3433 and (ii) any rights or defenses such Guarantor may have with respect to its obligations as a guarantor by reason of any election of remedies by any Secured Party.

Section 28. Effect of Amendment and Restatement. This Guaranty amends and restates in its entirety the Existing Guaranty. Nothing herein contained shall be construed as a substitution, novation, discharge or release of the obligations or liabilities outstanding under the Existing Guaranty, which shall remain in full force and effect, except as modified hereby. Nothing expressed or implied in this Guaranty shall be construed as a release or other discharge of any Guarantor from any of its obligations or liabilities under the Existing Guaranty. Each Guarantor hereby confirms and agrees that on and after the date hereof all references in any Loan Document to “the Subsidiary Guaranty,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Guaranty shall be a reference to the Existing Guaranty as amended and restated by this Guaranty.

Remainder of Page Intentionally Blank.

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[GUARANTORS]

By:
Name:
Title:

Acknowledged and Agreed as of the date first written above:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I TO GUARANTY

Reference is hereby made to the Amended and Restated Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) made as of May 29, 2018, by and among certain of the Subsidiaries of the Borrower party thereto (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this      day of             , 20     .

[NAME OF NEW GUARANTOR]

By:
Its:

EXHIBIT G-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

G-1-1

EXHIBIT G-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

G-2-1

EXHIBIT G-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-81MY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

G-3-1

EXHIBIT G-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

G-4-1

EXHIBIT H-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [                    ]

Facsimile: [                    ]]7

With a copy to:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]

Re:	Microchip Technology Incorporated

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The requested Borrowing is in respect of [the [2020][2023] Multicurrency Tranche Commitment][[2020][2023] Dollar Tranche Commitment][the Term Loan Commitment].

2.	Aggregate principal amount of Borrowing:[8]

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing ((x) ABR or Eurocurrency and (y) Dollar Tranche Revolving Borrowing, Multicurrency Tranche Revolving Borrowing or Term Loan Borrowing):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[9]

[7]	If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[8]	Not less than applicable amounts specified in Section 2.02(c).

H-1-1

6.	Agreed Currency:

7.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

[9]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

H-1-2

The undersigned hereby represents and warrants that the conditions to lending specified in Section [4.02] [4.03] of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,
MICROCHIP TECHNOLOGY INCORPORATED, as the Borrower
By:
Name:
Title:

H-1-3

EXHIBIT H-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [                    ]

Facsimile: ([    ]) [    ]-[            ]]1

Re:	Microchip Technology Incorporated

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Microchip Technology Incorporated (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, Class, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing ((x) ABR or Eurocurrency and (y) Dollar Tranche Revolving Borrowing, Multicurrency Tranche Revolving Borrowing or Term Loan Borrowing):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[2]

6.	Agreed Currency:

[Signature Page Follows]

[1]	If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

H-2-1

Very truly yours,
MICROCHIP TECHNOLOGY INCORPORATED, as Borrower

By:
Name:
Title:

H-2-2

EXHIBIT I

FORM OF SECURITY AGREEMENT

I-1